Exhibit 10.18
EXECUTION VERSION
FOURTH AMENDMENT TO AMENDED AND
RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
This FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of November 10, 2011 (this “Amendment”), is by and among (a) EMMIS COMMUNICATIONS CORPORATION (the “Parent”), an Indiana corporation, (b) EMMIS OPERATING COMPANY (the “Borrower”), an Indiana corporation, and (c) certain Lenders and is acknowledged by BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006, as amended by (i) that certain First Amendment and Consent to Amended and Restated Revolving Credit And Term Loan Agreement, dated as of March 3, 2009, by and among the Borrower, the Parent, the lending institutions party thereto (the “Lenders”), the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents; (ii) that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 19, 2009, among the Borrower, the Parent, the Lenders and the Administrative Agent and (iii) that certain Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 29, 2011, among the Borrower, the Parent and, the Lenders and acknowledged by the Administrative Agent (as so amended, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
WHEREAS, the Borrower and the Parent desire to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Amendment; and
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Parent, and the Lenders hereby agree as follows:
§1. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a) The following three new definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:
“Note Purchase Agreement” means (i) the Note Purchase Agreement between Emmis Communications Corporation, as Issuer, and Zell Credit Opportunities Master Fund, L.P., as Purchaser, as in effect on the date hereof and (ii) any other note purchase agreement entered into in the future (a) in the form attached hereto as Exhibit L, (b) containing subordination provisions identical to (or more favorable to the Lenders, and in no respect less favorable, than) those set forth in Exhibit L, (c) containing covenants, defaults, events of default and other restrictions no more restrictive than those set forth in Exhibit L, and (d) otherwise meeting all the requirements for Permitted Parent Indebtedness set out in the definition thereof, except the requirements set out in clause (c) thereof relating to subordination (which shall be met pursuant to clause (ii)(b) above) and clause (d) (which shall be met if the note purchase agreement is entered into in the form set forth in Exhibit L), in each of clauses (i) and (ii) as may be amended or modified from time to time in accordance with §10.20 of this Agreement.”

“Specified Permitted Parent Indebtedness. Indebtedness and all other obligations of the Parent under the Note Purchase Agreement and the Notes issued thereunder, including such additional principal amount as may be added thereto as a result of payments in kind, in accordance with the provisions of the Note Purchase Agreement.”
“Specified Parent TRS or Escrow. One or more total return swap confirmations or escrow agreements having substantially the same terms as such total return swap confirmations, in each case having substantially the terms set forth in the respective form attached as Exhibit M, to be entered into from time to time between Parent and certain existing holders of the Parent Preferred Stock.”
(b) The definition of the “Distribution” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as:
“Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Parent or of any other parent entity of the Borrower, the Borrower or any of their respective Subsidiaries, directly or indirectly through a Subsidiary or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrower or its Subsidiaries to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower or its Subsidiaries.”
(c) The definition of the “Eligible Assignee” contained in Section 1.1 of the Credit Agreement is amended by deleting the period at the end thereof and adding the following proviso thereto:
“provided, that Zell Credit Opportunities Master Fund, L.P. (“ZCOF”) shall be deemed to be an “Eligible Assignee” for purposes of clause (iii) of the first proviso of §17.1(b) hereof and for purposes of permitting ZCOF to purchase the Obligations pursuant to Section 21 of the Note Purchase Agreement (but only in the case of an assignment pursuant to the purchase option referred to in §17.6) and for no other purposes hereunder.”
(d) The definition of “HoldCo Corporate Overhead Expenses” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the “ and” before clause (ix) thereof with a “,”, adding “and” after clause (ix) thereof and adding a new clause (x) thereof as follows:
“(x) out-of-pocket costs and expenses incurred to unrelated third parties in connection with the Note Purchase Agreement in an aggregate amount not to exceed $250,000 in connection with execution of the Note Purchase Agreement and in an aggregate amount not to exceed $75,000 thereafter.”

(e) The definition of “HoldCo Corporate Overhead Expenses” contained in Section 1.1 of the Credit Agreement is hereby further amended by adding the following at the beginning of clause (B) of the proviso: “except as specified in clause (x) above,”.
(f) Clause (a)(iv)(2) of the definition of “Investments” is hereby amended and restated in its entirety as:
“(2) are not used or intended for use by the Parent in connection with any redemption, purchase or other acquisition or extinguishment of any Parent Preferred Stock or, solely in the case of (A) above, any Common Stock of the Parent or any other parent entity of the Borrower”
(g) The definition of “Permitted Parent Indebtedness” contained in Section 1.1 of the Credit Agreement is hereby amended by:
(i) amending clause (c) thereof to replace the phrase “Parent Preferred Stock or Common Stock” with “Parent Preferred Stock”; and
(ii) adding the following sentence at the end thereof after clause (f), ““Specified Permitted Parent Indebtedness” meeting the requirements set forth in the definition thereof, including entry into a Note Purchase Agreement meeting the requirements set forth in the definition thereof, shall constitute “Permitted Parent Indebtedness” for all purposes hereunder.”
(h) Clause (ii) of the first sentence in Section 4.4(a) of the Credit Agreement is hereby amended and restated in its entirety as:
“(ii) one hundred percent (100%) of the Net Cash Debt Issuance Proceeds from each issuance (excluding issuances of Specified Permitted Parent Indebtedness to the extent such Net Cash Debt Issuance Proceeds are used concurrently upon receipt thereof solely to (i) acquire one or more Specified Parent TRS or Escrows or (ii) purchase Parent Preferred Stock in a tender offer) by the Parent in accordance with the terms of §10.13.”
(i) A new Section 8.25 is hereby added as follows:
“8.25. Representations and Warranties of the Parent. To the extent not otherwise applicable to the Parent, each of the representations and warranties contained in Section 8 of the Credit Agreement shall be deemed to be equally applicable to the Parent with respect to itself for all purposes hereunder.
(j) A new Section 9.18 of the Credit Agreement is hereby added as follows:
“9.18. Affirmative Covenants Applicable to the Parent. Notwithstanding anything to the contrary in this Agreement, and without limiting in any respect any of the restrictions of or obligations on the Parent or modifying in any respect any of the other covenants of the Borrower (or related definitions) set forth herein, the obligations set forth in the covenants contained in §§ 9.1, 9.3, 9.5, 9.6 through 9.11, and 9.17 and applicable to the Borrower in this Section 9 and not otherwise applicable to the Parent in accordance with the terms thereof shall be deemed to be equally applicable to the Parent with respect to itself for all purposes hereunder.”

(k) Adding the following sentence at the end of the last paragraph of Section 10.1 of the Credit Agreement:
“Notwithstanding anything to the contrary in this §10.1, no Indebtedness (other than (x) Indebtedness permitted under clauses (a) through (d), (f), (g), (i) or (j) of this §10.1 or (y) Indebtedness otherwise permitted pursuant to clauses (e) or (k) above, the Net Debt Issuance Proceeds of which are used to repay the Loans or cancel the Revolving Commitments) shall be incurred, assumed, or guaranteed by the Borrower or any of its Subsidiaries nor will the Borrower or any of its Subsidiaries become liable therefor unless at the time of such incurrence, assumption or guarantee or at the time the Borrower or its Subsidiaries become liable therefor and after giving effect thereto, the Total Leverage Ratio shall be less than 3.0:1.0.”
(l) Section 10.2.1(xii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
(m) Section 10.3(j) of the Credit Agreement is hereby amended by removing the “and” at the end of clause (iii) thereof, adding an “and” at the end of clause (iv) thereof and adding a new clause (v) at the end thereof as follows:
“(v) no Investments made pursuant to this clause (j) may be used for the purposes of purchasing or otherwise making any Investment, directly or indirectly, in any Common Stock or Parent Preferred Stock, or in the Capital Stock of any other parent entity of the Borrower.”
(n) Section 10.4(e) of the Credit Agreement is hereby amended by restating clause (ii) thereof in its entirety as follows:
“HoldCo Corporate Overhead Expenses incurred by the Parent (a) in the ordinary course of business for any fiscal quarter of the Parent other than HoldCo Corporate Overhead Expenses incurred pursuant to clause (x) of the definition thereof and (b) in connection with the Note Purchase Agreement in accordance with clause (x) of the definition of HoldCo Corporate Overhead Expenses;”
(o) Section 10.4 of the Credit Agreement is hereby amended by replacing the “.” at the end of clause (f) with “; and” and adding a new clause (g) at the end of Section 10.4 as follows:
“(g) the Parent may use the proceeds of Specified Permitted Parent Indebtedness to make payments pursuant to a Specified Parent TRS or Escrow.”

(p) Section 10.13.1 of the Credit Agreement is hereby amended by removing the “and” following clause (c) thereof, replacing the period following clause (d) thereof with “, and” and adding a new clause (e) thereof as follows:
“(e) enter, so long as after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, into any Specified Parent TRS or Escrow and exercise any of the rights and perform any of the obligations specified thereunder; provided, however, that promptly, but in any event, no later than five (5) Business Days, after the occurrence of any vote of the holders of Parent Preferred Stock that has the effect of modifying the rights of such holders, the Parent shall terminate the total return swap transaction pursuant to the “Optional Early Termination” procedures specified in the Specified Parent TRS or Escrow.”
(q) Section 10.15 of the Credit Agreement is hereby amended by adding the following sentence at the end of the last paragraph:
“Notwithstanding anything to the contrary in this §10.15, neither the Borrower, any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary shall enter into any Bridge to Sale Third Party Transaction on or after November 10, 2011.”
(r) Section 10.15 of the Credit Agreement is hereby amended by adding the following sentence at the end of the last paragraph:
“The Borrower and its Subsidiaries may become a party to or agree to or effect any disposition or swap of assets with respect to one (1) Bridge to Sale Third Party Transaction (that provides for the sale of the related assets by the Borrower or an Excluded Subsidiary at a future price specified pursuant to the related Bridge to Sale Transaction Documents) at a time prior to the time specified in the related Bridge to Sale Transaction Documents and at a price lower than such specified future price, so long as the aggregate sales price in such transaction is deemed to be for fair market value in the sole reasonable judgment of the Board of Directors of the Parent.”
(s) A new Section 10.19 of the Credit Agreement is hereby added as follows:
“10.19 Additional Restrictions Regarding Permitted Parent Indebtedness. For the avoidance of doubt and notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) no cash payments of any kind, including interest payments, amortization payments, principal repayments, mandatory or voluntary prepayments or redemptions, fee payments, or any purchase, repurchase, defeasance, setting aside of funds or other provision for, or assurance of, payment, in respect of Permitted Parent Indebtedness may be made while the Obligations hereunder remain outstanding (other than the reimbursement of out-of-pocket costs and expenses incurred to unrelated third parties pursuant to clause (x) of the definition of HoldCo Corporate Overhead Expenses) and (ii) no Asset Swaps may be made in exchange for any Permitted Parent Indebtedness; provided, that, additional Common Shares or Parent Preferred Shares may be issued in exchange for Permitted Parent Indebtedness, so long as such issuance or issuances would not result in a Change of Control hereunder.

(t) A new Section 10.20 of the Credit Agreement is hereby added as follows:
“10.20. Modifications to the Purchase Documents. Notwithstanding anything to the contrary contained in the Note Purchase Agreement, the Notes issued thereunder (the “Notes”) or any other document entered into in connection therewith (the “Purchase Documents”), Parent and Borrower will not, and will not permit any of their respective subsidiaries, without the prior written consent of the Required Lenders and of the Administrative Agent on behalf of the Lenders, to (1) increase the maximum principal amount of the Notes under the Note Purchase Agreement other than (a) as a result of disbursements of new amounts used for the purposes set forth in Section 10.13 in the amount of such disbursement or (b) through the making of in kind payments in lieu of cash payments as provided thereunder, (2) provide for payment of interest in cash, (3) change (to earlier dates) the dates upon which payments of principal, interest or other amounts of the Notes are due, (4) change or add any event of default (other than to eliminate any such event of default or increase any grace period related thereto) or any covenant with respect to the Notes; (5) change any redemption or prepayment provisions of the Notes other than to eliminate or defer mandatory redemption or prepayments or reduce make whole amounts or call provisions; (6) alter the subordination provisions with respect to the Notes, including subordinating the Notes to any other indebtedness, (7) take any liens or security interests in any assets of the Parent, Borrower or any of their respective subsidiaries; (8) change or amend any other term of the Purchase Documents if such change or amendment would result in a default under this Agreement, increase the obligations of the Parent, Borrower or any of their Subsidiaries in any material respect or confer additional material rights on Zell Credit Opportunities Master Fund, L.P., as Purchaser, or any other holder of the Notes, in each case in a manner adverse to the Parent, Borrower or any of their respective subsidiaries or the Lenders in any material respect; (9) make the terms of the Note Purchase Agreement more restrictive in any respect for the Parent or the Borrower or any of their subsidiaries than the terms under this Agreement as in effect on November 10, 2011 or (10) otherwise amend, modify, replace or change in any respect any of the terms set out in Sections 20 and 21 of the Note Purchase Agreement or the related definitions.”
(u) A new Section 10.21 of the Credit Agreement is hereby added as follows:
“10.21. Negative Covenants Applicable to the Parent. Notwithstanding anything to the contrary in this Agreement, and without limiting in any respect the restrictions on the Parent set forth in Section 10.13 or modifying in any respect any other covenants of the Borrower (or the related definitions) set forth herein, the limitations in the covenants contained in §§ 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8(a), 10.9, 10.10, 10.12 and 10.15 and applicable to the Borrower in this Article 10 and not otherwise applicable to the Parent in accordance with the terms thereof shall be deemed to be equally applicable to the Parent for all purposes hereunder; provided that, nothing in this §10.21 shall prevent the Parent from (i) entering into any agreements for, and having outstanding, any Permitted Parent Indebtedness, not withstanding any requirement to comply with any Total Leverage Ratio requirement set forth in the last paragraph of §10.1; (ii) owning its investment in the common equity of the Borrower or in the Specified Parent TRS or Escrow; (iii) accepting and cancelling Parent Preferred Stock upon the settlement of a Specified Parent TRS or Escrow or (iv) exchanging outstanding Parent Preferred Stock for Permitted Parent Indebtedness, new Parent Preferred Stock or Common Stock.”
(v) Exhibit L and Exhibit M are hereby added to the Credit Agreement as set forth in Annex I and Annex II to this Amendment, respectively.

(w) Section 14.1 of the Credit Agreement is hereby amended by removing the “or” following clause (z) thereof, replacing the period following clause (aa) thereof with a comma and adding a new clause (bb) thereof as follows:
“(bb) a breach of, or failure to comply with, any of (i) the subordination provisions and the other terms set out in Section 20 of the Note Purchase Agreement or any other provisions therein expressed to be for the benefit of the Administrative Agent, the Required Lenders or any Lender or (ii) pertaining to the Specified Permitted Parent Indebtedness by any of the parties thereto; or
(cc) any default shall occur with respect to all or any part of the Specified Permitted Parent Indebtedness or the holders of all or any part of the Specified Permitted Parent Indebtedness shall accelerate the maturity of all or any part of the Specified Permitted Parent Indebtedness.”
(x) Section 17.1(b) of the Credit Agreement is hereby restating clause (iii) of the first proviso thereof as follows:
“(iii) any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself an Eligible Assignee, unless the definition of Eligible Assignee would itself require the consent of the Administrative Agent with respect to such proposed assignee.”
(y) A new Section 17.6 of the Credit Agreement is hereby added as follows:
“17.6. Purchase Option. In consideration of receiving the benefits of Section 20 of the Note Purchase Agreement, each Lender who shall have consented to the Fourth Amendment to this Agreement, dated November 10, 2011 hereby irrevocably agrees, on behalf of itself and any and all of its direct and indirect successors and assigns, to be bound by Section 21 of the Note Purchase Agreement, dated as of November 10, 2011 as if it were a party thereto. The provisions of this §17.6 may not be amended, restated, deleted, removed, supplemented or otherwise modified unless, in addition to satisfaction of the requirements and conditions set forth in §18.13, the consent of the Purchasers (as defined in the Note Purchase Agreement, dated as of November 10, 2011) shall have been obtained. Such Purchasers are express third party beneficiaries of this §17.6 and shall be entitled to enforce this §17.6 against the parties hereto as if such Purchasers were a party hereto.”
§2. Conditions to Effectiveness & Conditions Subsequent.
(a) This Amendment shall become effective as of the date set forth above upon the receipt by the Administrative Agent of the following items (the “Fourth Amendment Effective Date”:
(1) there shall exist no Default or Event of Default immediately prior to and immediately after giving effect to this Amendment;
(2) the Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed and delivered by the Borrower, the Parent, each Guarantor, and the Required Lenders;

(3) the representations and warranties set forth in Section 4 of this Amendment shall be true and correct as of the date of this Amendment;
(4) the Borrower shall have paid to the Agent for the account of each Lender executing the Fourth Amendment on or prior to November 10, 2011 an amendment fee in an amount equal to 0.50% of the Revolving Credit Commitments and outstanding Tranche B Term Loans of such Lender;
(5) the Note Purchase Agreement shall (i) be in form and substance satisfactory to the Required Lenders, (ii) have been executed and delivered by the Borrower and the Purchaser (as defined in the Note Purchase Agreement and (iii) become effective in accordance with the terms thereof.
(6) the Borrower shall have paid to Canyon Capital Advisors LLC all fees and expenses of the Lenders arising in connection with this Amendment and the Note Purchase Agreement (including any fees and disbursements of legal counsel).
(b) Each Lender who shall consent to the terms of this Amendment after it becomes effective pursuant to clause (a) above, but in no event later than ten (10) Business Days after the date of such effectiveness, shall be entitled to receive from the Borrower an amendment fee in an amount equal to 0.50% of the Revolving Credit Commitments and outstanding Tranche B Term Loans of such Lender (the “Post-Effective Amendment Fee”). Such Post-Effective Amendment Fee shall be payable within two (2) Business Days of such Lender’s notifying the Agent of its consent to this Amendment. In no event shall any Lender who has been paid an amendment fee pursuant to clause (a) above be entitled to a Post-Effective Amendment Fee pursuant to this clause (b).
§3. Affirmation of Borrower and Parent. The Borrower and the Parent each hereby affirms its Obligations under the Credit Agreement (as amended hereby) and under each of the other Loan Documents to which each is a party and each hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans and all other amounts due under the Credit Agreement (as amended hereby) and the other Loan Documents.
§4. Representations and Warranties. The Parent and the Borrower each hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a) Representations and Warranties. Each of the representations and warranties contained in Section 8 of the Credit Agreement were true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, in which case, such representations and warranties were true and correct in all respects) when made, and, after giving effect to this Amendment, are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties are already qualified by materiality, in which case, such representations and warranties are true and correct in all respects), except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and to the extent that such representations and warranties relate specifically to a prior date. To the extent not otherwise applicable to the Parent, each of the representations and warranties contained in Section 8 of the Credit Agreement shall be deemed to be equally applicable to the Parent for all purposes hereunder, and shall be deemed to be made by the Parent with respect to itself in connection with this Section 4.

(b) Enforceability. The execution and delivery by the Borrower and the Parent of this Amendment, and the performance by the Borrower and the Parent of this Amendment and the Credit Agreement, as amended hereby, are within the corporate authority of each of the Borrower and the Parent and have been duly authorized by all necessary corporate proceedings. This Amendment and the Credit Agreement, as amended hereby, constitute valid and legally binding obligations of each of the Borrower and the Parent, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general.
(c) No Default or Event of Default. No Default or Event of Default has occurred and is continuing, and after giving effect to this Amendment, no Default or Event of Default will result from the execution, delivery and performance by the Parent and the Borrower of this Amendment or from the consummation of the transactions contemplated herein.
(d) Disclosure. None of the information provided to the Administrative Agent and the Lenders on or prior to the date of this Amendment relating to this Amendment contained any untrue statement of material fact or omitted to state any material fact (known to the Parent, the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. On the date hereof, neither the Borrower nor the Parent possess any material information with respect to the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent, the Borrower and their respective Subsidiaries taken as a whole as to which the Lenders do not have access.
§5. No Other Amendments, etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, and of the other Loan Documents are hereby ratified and confirmed and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of the Parent, the Borrower or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein. Nothing in this Amendment shall be construed to imply any willingness on the part of any Lender to grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents. For the avoidance of doubt, this Amendment shall constitute a “Loan Document” under the Credit Agreement and each other Loan Document.
§6. Release. In order to induce the Lenders to enter into this Amendment, the Borrower and the Parent each acknowledges and agrees that: (i) the Borrower and the Parent do not have any claim or cause of action against the Administrative Agent or any Lender (or any of their respective directors, officers, employees or agents); (ii) the Borrower and the Parent do not have any offset right, counterclaim, right of recoupment or any defense of any kind against the Borrower’s or the Parent’s obligations, indebtedness or liabilities to the Administrative Agent or any Lender; and (iii) each of the Administrative Agent and the Lenders has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and the Parent. The Borrower and the Parent

each wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Administrative Agent’s and the Lenders’ rights, interests, contracts, collateral security or remedies. Therefore, the Borrower and the Parent each unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Administrative Agent or any Lender to the Borrower, except the obligations to be performed by the Administrative Agent or any Lender on or after the date hereof as expressly stated in this Amendment, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, right of recoupment, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or the Parent might otherwise have against the Administrative Agent, any Lender or any of their respective directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.
§7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§8. Interpretation. This Amendment has been the result of limited negotiation involving the Administrative Agent and its counsel. This Amendment, the Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders whether or to the extent of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
§9. Loan Document. This Amendment is a Loan Document under the terms of the Credit Agreement, and any breach of any provision of this Amendment shall be a Default or Event of Default under the Credit Agreement (as applicable).
§10. Miscellaneous. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law) (other than Section 5-1401 and Section 5-1402 of the General Obligations Laws of the State of New York). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. The Borrower agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment, including reasonable legal fees in accordance with Section 18.2 of the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

The Borrower: EMMIS OPERATING COMPANY
By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

The Parent: EMMIS COMMUNICATIONS CORPORATION
By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

Lenders: CANYON SPECIAL OPPORTUNITIES MASTER FUND (CAYMAN), LTD.
By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Mitchell R. Julis
	Name:	Mitchell R. Julis
	Title:	Authorized Signatory

CANPARTNERS INVESTMENTS IV, LLC
By:	Canyon Capital Advisors LLC, its Manager

By:	/s/ Mitchell R. Julis
	Name:	Mitchell R. Julis
	Title:	Authorized Signatory

Receipt of the preceding Amendment is hereby acknowledged by the Administrative Agent in its role as administrative agent and, solely with respect to Sections 1(c) and 1(x) hereof, approved in such capacity, but the remaining provisions of this Amendment are not consented to by the Administrative Agent, or by Bank of America, N.A., in its capacity as a Lender; provided, however that Bank of America, N.A. may choose, in its sole discretion, to consent to the remaining provisions of this Amendment within ten (10) Business Days of the effectiveness hereof pursuant to Section 2(b).
The Administrative Agent’s acknowledgement of receipt of this Amendment should not be construed as an agreement by the Administrative Agent or Bank of America, N.A., or confirmation by the Administrative Agent or Bank of America, N.A., that such Amendment was completed in accordance with the terms of the Credit Agreement and the other Loan Documents other than with respect to Sections 1(c) and 1(x) hereof.
The Administrative Agent and Bank of America, N.A., as Administrative Agent and Lender, respectively, each reserves all of its rights in connection with the Amendment (other than the Administrative Agent’s consent with respect to (i) the inclusion of ZCOF as an “Eligible Assignee” as provided in Section 1(c) hereof and (ii) the required consent to the assignment to ZCOF as an Eligible Assignee, in each case of (i) and (ii) preceding, only in its role as Administrative Agent to the extent such consent is required from the Administrative Agent by the terms of Section 17.1.(b) of the Credit Agreement).

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Edna Aguilar Mitchell
	Name:	Edna Aguilar Mitchell
	Title:	Director

RATIFICATION OF GUARANTORS
Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Amendment and the Borrower’s and the Parent’s execution thereof; (b) joins the foregoing Amendment for the sole purpose of consenting to and being bound by the provisions of Sections 3, 5 and 6 thereof, (c) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations of the Borrower under the Credit Agreement; (d) acknowledges and confirms that the liens and security interests granted by such Guarantor pursuant to the Loan Documents are and continue to be valid and perfected first priority liens and security interests (subject only to Permitted Liens) that secure all of the Obligations on and after the date hereof; (e) acknowledges and agrees that such Guarantor does not have any claim or cause of action against the Administrative Agent or any Lender (or any of its respective directors, officers, employees or agents); and (f) acknowledges, affirms and agrees that such Guarantor does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to the Administrative Agent or any Lender.

The Guarantors:

EMMIS COMMUNICATIONS CORPORATION
EMMIS INDIANA BROADCASTING, L.P., by
Emmis Operating Company, its General Partner
EMMIS INTERNATIONAL BROADCASTING CORPORATION
EMMIS LICENSE CORPORATION OF NEW YORK
EMMIS MEADOWLANDS CORPORATION
EMMIS PUBLISHING CORPORATION
EMMIS PUBLISHING, L.P., by Emmis
Operating Company, its General Partner
EMMIS RADIO, LLC, by Emmis Operating
Company, its Manager

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary
[Signature Page to Ratification of Guarantors]

The Guarantors (cont):

EMMIS RADIO LICENSE CORPORATION
OF NEW YORK
EMMIS RADIO LICENSE, LLC, by Emmis
Operating Company, its Manager
EMMIS TELEVISION LICENSE, LLC, by
Emmis Operating Company, its Manager
EMMIS TELEVISION BROADCASTING, L.P.,
by Emmis Operating Company, its General Partner
LOS ANGELES MAGAZINE HOLDING COMPANY, INC.
MEDIATEX COMMUNICATIONS CORPORATION
ORANGE COAST KOMMUNICATIONS, INC.

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit L
FORM OF NOTE PURCHASE AGREEMENT
ANNEX I
NOTE PURCHASE AGREEMENT
Dated as of November 10, 2011
between
EMMIS COMMUNICATIONS CORPORATION,
as Issuer
and
[PURCHASER],
as Purchaser

i

(continued)

(continued)

(continued)

(continued)

v

Exhibits

Exhibit A	[Reserved]
Exhibit B	OpCo Credit Agreement
Exhibit C	Form of Note
Exhibit D	Projections
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Officer’s Certificate
Exhibit G	Form of Notice of Purchase
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of U.S. Tax Compliance Certificate
Exhibit J	Form of Total Leverage Ratio Certificate
Schedules

Schedule 1	Purchaser Address
Schedule 8.3(a)	Title to Properties
Schedule 8.3(b)	Stations
Schedule 8.5	Restricted Payments
Schedule 8.7	Litigation
Schedule 8.10	Tax Status
Schedule 8.18	Environmental Compliance
Schedule 8.19	Subsidiaries Etc.
Schedule 8.21	FCC Licenses

NOTE PURCHASE AGREEMENT
Equity Group Investments, L.L.C.
Two North Riverside Plaza
Chicago, IL 60606
Date as of November 10, 2011
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Dear Issuer:
WHEREAS, EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the “Issuer”), has informed us that it has entered into, or will enter into one or more total return swap transactions or escrow agreements intended to accomplish the same economic purposes (each a “TRS Transaction”) with one or more holders of its 6.25% Series A Convertible Stock, par value $0.01 per share (the “Preferred Stock”) pursuant to which, among other things, the Issuer will make a cash payment to such holders on the effective date of the applicable TRS Transaction and in return such holders agree to deliver the applicable shares of Preferred Stock to the Issuer on the settlement date of the applicable TRS Transaction;
WHEREAS, in order to obtain funds to fund its obligations under the TRS Transactions or to complete a Tender Offer, the Issuer has requested that, [PURCHASER], a Delaware limited partnership, purchase one or more subordinated notes (individually a “Note” and collectively the “Notes”), all as set forth in this Note Purchase Agreement (the “Purchase Agreement”); provided that the aggregate original principal amount of the Notes shall not exceed $35,000,000;
WHEREAS, the Purchaser is willing to purchase the Notes in an aggregate original principal amount not to exceed $35,000,000, subject to the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Issuer and the Purchaser hereby agree as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION.
1.1 Definitions
The following terms shall have the meanings set forth in this §1.1 or elsewhere in the provisions of this Purchase Agreement referred to below:
Acquiring Purchaser. See §21(b).
Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person (for purposes of this sentence, the “specified person”) shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of the specified person. When used with respect to the Purchaser, the term “Affiliate” shall include any investment manager, investment advisor or general partner of the Purchaser, the general partner of any investment manager or investment advisor of the Purchaser and any investment or similar fund that is managed by the same investment manager or investment advisor as the Purchaser or an Affiliate of such investment manager or advisor.
Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Issuer or any of its Subsidiaries.
Approved Bridge to Sale Transfer. A Bridge to Sale Transfer that (a) prior to the Discharge of the OpCo Credit Agreement, is approved in writing by the OpCo Administrative Agent in its sole discretion and subject to the terms and conditions of the OpCo Credit Agreement (as in effect on the date hereof) and (b) on or after the Discharge of the OpCo Credit Agreement, is approved by the Purchaser in its sole discretion and subject to the terms and conditions hereof.
Asset Sale. Any one or a series of related transactions (other than an Asset Swap) pursuant to which any of the Issuer, any Subsidiary, the Austin Partnership or RAM, conveys, sells, leases, licenses or otherwise transfers or disposes of, directly or indirectly (including by means of a simultaneous exchange of Stations and any Bridge to Sale Transfer), any of its properties, businesses or assets (other than to the Issuer or any wholly-owned Subsidiary of Emmis OpCo) (including the sale of the interest held by the Issuer or any of its Subsidiaries in the Austin Partnership or in RAM and the sale or issuance of Capital Stock of any Subsidiary other than to the Issuer or any wholly-owned Subsidiary of Emmis OpCo) whether owned on the date hereof or thereafter acquired.

Asset Swap. Any transfer of assets of any of the Issuer, any Subsidiary, the Austin Partnership or RAM to any Person other than the Issuer or a wholly-owned Subsidiary of Emmis OpCo in exchange for assets of such Person if such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to §1031 of the Code. Nothing in this definition shall require the Issuer, any Subsidiary, the Austin Partnership or RAM to elect that §1031 of the Code be applicable to any Asset Swap.
Assignment and Acceptance. The Assignment and Acceptance substantially in the form attached as Exhibit H hereto.
Attributable Indebtedness. On any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any monetary obligation under any Synthetic Lease, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
Austin Investment. The acquisition by Emmis OpCo pursuant to the terms of the Sinclair Definitive Agreement of a 50.1% combined economic and controlling interest in the Austin Partnership and RAM, the sole general partner of the Austin Partnership.
Austin Partnership. That certain Emmis Austin Radio Broadcasting Company, L.P. (formerly known as LBJS Broadcasting Company, L.P.), a Texas limited partnership, and of which RAM is the sole general partner, referred to in the Sinclair Definitive Agreement.
Balance Sheet Date. February 28, 2011.
Bankruptcy Code. Title 11 of the United States Code, and any successor statute, each as amended.
Bridge to Sale Excluded Subsidiary. A wholly-owned Excluded Subsidiary of Emmis OpCo or any wholly-owned Subsidiary of Emmis OpCo organized under the laws of any state of the United States or the District of Columbia and in the case of any such Subsidiary prior to the Discharge of the OpCo Credit Agreement with respect to which Emmis OpCo or such Subsidiary has granted to the OpCo Administrative Agent, for the benefit of the OpCo Lenders and the OpCo Administrative Agent, a first priority perfected security interest in the Capital Stock of such Excluded Subsidiary and has taken all other actions relating thereto to the reasonable satisfaction of the OpCo Administrative Agent.

Bridge to Sale License Subsidiary. A wholly-owned subsidiary of a Bridge to Sale Excluded Subsidiary organized under the laws of any state of the United States or the District of Columbia and the sole asset of which subsidiary is the FCC License associated with the Station owned by such Bridge to Sale Excluded Subsidiary.
Bridge to Sale Third Party Transaction. The sale of a Station (and the FCC License associated with such Station) by a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary, on the one hand, to a non-Affiliate third party, on the other hand.
Bridge to Sale Transaction Conditions. Prior to the Discharge of the OpCo Credit Agreement, the “Bridge to Sale Transaction Conditions” as defined therein and thereafter, the satisfaction of the following conditions:
(i) the sale of the applicable Station (and the FCC License associated with such Station) is consummated on an arm’s length basis to a non-Affiliate third party for fair and reasonable consideration; and
(ii) none of the Issuer, any of its Subsidiaries, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate of any of the foregoing has made at any time during the twelve consecutive month period ending immediately prior to, or in connection with, the relevant Bridge to Sale Third Party Transaction, or, after giving effect to the relevant Bridge to Sale Third Party Transaction, will make, an Investment in such non-Affiliate third party purchaser or an Affiliate of such third party which in the aggregate with all such Investments is in excess of 25% of the total consideration received by Emmis OpCo, any Subsidiary of Emmis OpCo, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or Affiliate of any of the foregoing in connection with such sale of the Station (and the FCC License associated with such Station), and any such Investment otherwise permitted hereunder shall be in the form of one or more promissory notes or any Capital Stock of such non-Affiliate third party purchaser or Affiliate of such third party received by the applicable Bridge to Sale Excluded Subsidiary and/or Bridge to Sale License Subsidiary as part of the consideration for the relevant Bridge to Sale Third Party Transaction; and
(iii) at least seventy-five percent (75%) of the consideration received by such Bridge to Sale Excluded Subsidiary, Bridge to Sale License Subsidiary or any other Affiliate of Emmis OpCo (as applicable) is in the form of cash and is received upon the consummation of the sale of such Station (and the FCC License associated with such Station); and
(iv) such sale is consummated in accordance with the Bridge to Sale Transaction Documents.

Bridge to Sale Transaction Documents. Collectively, (i) an asset sale agreement, put-call agreement or such other agreement (whether written or otherwise) pursuant to which, among other things, a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary agrees to sell, transfer or otherwise dispose of the Station (and the FCC License associated with such Station) owned by such Person to a non-Affiliate third party and/or (ii) any LMA Agreement relating to such Station (including the FCC License associated with such Station), all in form, scope and substance satisfactory to the OpCo Administrative Agent.
Bridge to Sale Transfer. The transfer by Emmis OpCo or any of its Subsidiaries of a Station and the FCC License associated with such Station to one or more Excluded Subsidiaries.
Business Day. Any day on which banking institutions in Chicago, Illinois and New York, New York are open for the transaction of banking business.
Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) to the extent such intangible assets have not been acquired in connection with a Permitted Acquisition; provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
Capital Expenditures. Amounts paid or Indebtedness incurred by the Issuer or any of its Subsidiaries in connection with (i) the purchase or lease by the Issuer or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Issuer or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.
Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
Capitalized Leases. Leases under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

CERCLA. See §8.18(a).
Change of Control. An event or series of events as a consequence of which (a) any “person” or “group” (as such terms are used in §§13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding any Permitted Holder, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Capital Stock of the Issuer unless the Permitted Holders own Capital Stock having a greater percentage of the general voting power of the outstanding voting Capital Stock than that held by such person or group; (b) the board of directors of the Issuer shall cease to consist of a majority of Continuing Directors; (c) the Issuer shall at any time (i) cease to own Capital Stock of any Subsidiary representing the same percentage of outstanding Capital Stock of such Subsidiary as held by the Issuer on the date hereof or as of any later date on which any new Subsidiary is created or acquired, unless the diminution of such percentage is attributable to a disposition of Capital Stock which was permitted hereunder or (ii) cease to own Capital Stock of any Subsidiary which enables it at all times to elect a majority of the board of directors of such Subsidiary unless the disposition of such Capital Stock was permitted hereunder; (d) the Issuer shall cease to directly own one hundred percent (100%) of the issued and outstanding Capital Stock of Emmis OpCo; (e) any change of control under the OpCo Credit Agreement (as in effect on the date hereof); or (f) any change of control under the OpCo Credit Agreement.
Code. The Internal Revenue Code of 1986.
Common Stock. The common stock of the Issuer, par value $.01 per share.
Communications Act. The Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder as now or hereafter in effect.
Competitor. Any Person (other than a bank or any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business) that owns (either directly or indirectly) a legal or beneficial interest attributable under FCC rules to one or more radio stations within any of the markets in which Emmis or any of its Subsidiaries or Excluded Subsidiaries operates.
Compliance Certificate. See §9.4(c).
Consenting OpCo Lenders. Each OpCo Lender that has executed the Fourth Amendment to the OpCo Credit Agreement, dated as of the date hereof, among the Issuer, Emmis OpCo and the lenders party thereto, and each direct or indirect successor and assign of such OpCo Lender.

Consolidated or consolidated. With reference to any term defined herein and except as otherwise expressly provided herein, shall mean that term as applied to the accounts of the Issuer and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated EBITDA. Consolidated EBITDA as defined in the OpCo Credit Agreement (as in effect on the date hereof), and any defined term used therein shall for purposes of calculating Consolidated EBITDA also have the meaning specified in the OpCo Credit Agreement (as in effect on the date hereof), except that “Revert Date” shall be deemed to mean the date the Obligations hereunder and under the other Purchase Documents are indefeasibility paid in full in cash.
Consolidated Net Income. Consolidated Net Income as defined in the OpCo Credit Agreement (as in effect on the date hereof), and any defined term used therein shall for purposes of calculating Consolidated Net Income shall also have the meaning specified in the OpCo Credit Agreement (as in effect on the date hereof), except that “Revert Date” shall be deemed to mean the date the Obligations hereunder and under the other Purchase Documents are indefeasibility paid in full in cash.
Consolidated Total Funded Debt. As of any date of determination, for the Issuer and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Issuer or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Issuer or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Issuer or such Subsidiary.
Continuing Directors. The directors of the Issuer and Emmis OpCo on the Effective Date, and each other director of the Issuer or Emmis OpCo, if (a) in case of the Issuer, such other director’s nomination for election to the board of directors of the Issuer is recommended by at least 66 2/3% of the then Continuing Directors of the Issuer in his or her election by the shareholders of the Issuer, and (b) in the case of Emmis OpCo, such other director’s nomination for election to the board of directors of Emmis OpCo is recommended by either 66 2/3% of the then Continuing Directors of the Emmis OpCo or by the majority of the shareholders in his or her election by the shareholders of Emmis OpCo.

Default. See §14.1.
Default Rate. See §3.2.2.
Designated OpCo Obligations. All OpCo Obligations (other than contingent indemnity obligations for which no claim has been made) beneficially owned by each Consenting OpCo Lender.
Discharge of the OpCo Credit Agreement. The first date that (i) the “Obligations” (as defined in the OpCo Credit Agreement (as in effect on the date hereof)), other than contingent obligations for which no claim has been made, have been paid in full in cash other than with the proceeds of a Permitted Refinancing; (ii) all letters of credit issued under the OpCo Credit Agreement (other than letters of credit not constituting Senior Debt Obligations) have been cancelled or cash collateralized at 105% of the aggregate undrawn face amount thereof on terms and conditions and pursuant to documentation reasonably satisfactory to the OpCo Administrative Agent or otherwise assumed under or in connection with a Permitted Refinancing and (iii) all “Commitments” (as defined in the OpCo Credit Agreement (as in effect on the date hereof)) have been terminated.
Discharge of the Senior Debt Obligations. The first date that (i) the Senior Debt Obligations, other than contingent obligations for which no claim has been made, have been paid in full in cash other than with the proceeds of a Permitted Refinancing; (ii) all letters of credit issued under the OpCo Credit Agreement (other than letters of credit not constituting Senior Debt Obligations) have been cancelled or cash collateralized at 105% of the aggregate undrawn face amount thereof on terms and conditions and pursuant to documentation reasonably satisfactory to the OpCo Administrative Agent or otherwise assumed under or in connection with a Permitted Refinancing and (iii) all commitments to lend (other than commitments in excess of the maximum amount of Senior Debt Obligations) have been terminated.
Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Issuer or any of its Subsidiaries, other than dividends payable solely in shares of common stock of the Issuer; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Issuer or any of its Subsidiaries, directly or indirectly through a Subsidiary or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Issuer or its Subsidiaries to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Issuer or its Subsidiaries.
Dollars or $. Dollars in lawful currency of the United States of America.

Effective Date. The date that all of the conditions precedent set forth in Article 12 are satisfied.
Emmis OpCo. Emmis Operating Company, an Indiana corporation.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Issuer or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
Environmental Laws. See §8.18(a).
EPA. See §8.18(b).
Equity Issuance. The sale or issuance (whether by public or private offering) by the Issuer, Emmis OpCo or any Subsidiary of either the Issuer or Emmis OpCo of any of its Capital Stock or any Equity-Like Instrument, other than sales or issuances to the Issuer, Emmis OpCo or any Subsidiary of either the Issuer or Emmis OpCo.
Equity-Like Instrument. Any instrument that is equity-like in nature (including without limitation, preferred stock and any instrument issued pursuant to the conversion of convertible Indebtedness into Capital Stock), whether or not such instrument is considered Capital Stock, which evidences a residual interest in the issuer or its assets after the payment of all indebtedness and other liabilities paid prior to equity in accordance with GAAP, and has no put or similar provisions (except for put or similar provisions applicable in the event of an asset sale or change of control), no fixed maturity date and no mandatory redemption date, unless such maturity date or such mandatory redemption date is more than six (6) months after the Final Maturity Date. For the avoidance of doubt, nothing contained herein permitting the existence in any Equity-Like Instrument of put or similar provisions applicable in the event of an asset sale or change of control shall be deemed a consent to the making of any payment resulting from the exercise of such provisions.
ERISA. The Employee Retirement Income Security Act of 1974.
ERISA Affiliate. Any Person which is treated as a single employer with the Issuer under §414 of the Code.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Event of Default. See §14.1.
Excluded Subsidiaries. Collectively, (a) each subsidiary of Emmis International Broadcasting Corporation which is not organized under the laws of the United States or any state or political subdivision of the United States unless included at the election of the Issuer upon prior written notice to the Purchaser, (b) Ciudad, LLC, an Indiana limited liability company and (c) the Austin Partnership and RAM, in each case, until such subsidiary becomes wholly-owned by Emmis OpCo and upon prior written notice to the Purchaser. Notwithstanding the foregoing, no Person may be an Excluded Subsidiary hereunder if (i) it is a “Guarantor” under any indenture or other document or instrument governing Subordinated Debt or has otherwise guaranteed or given assurances of payment or performance under or in respect of any Indebtedness (including Subordinated Debt) of the Issuer or any of the Subsidiaries or (ii) it is a License Subsidiary formed or organized, as applicable, under the laws of the United States.
Excluded Taxes. See §6.3.2.
Exercise Period. See §21(d).
Extraordinary Receipt. Any cash received by or paid to or for the account (without duplication) of the Issuer, any Subsidiary, the Austin Partnership or RAM, not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (including business interruption insurance), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments. Notwithstanding the foregoing, with respect to Extraordinary Receipts with respect to the assets of the Austin Partnership and RAM, Extraordinary Receipts shall include only the Issuer’s and Emmis OpCo’s and its Subsidiaries’ aggregate equity percentage in the Austin Partnership or RAM of such Extraordinary Receipts.
FCC. The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).
FCC License. Any license, permit, certificate of compliance, antenna structure registration, franchise, approval or authorization granted or issued by the FCC.
Final Maturity Date. February 1, 2015.
Fourth Amendment to the OpCo Credit Agreement. That certain Fourth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 10, 2011, by and among (a) Issuer, (b) Emmis OpCo, and (c) certain Lenders and acknowledged by Bank of America, N.A. as administrative agent.

Fund. Any Person that is or will be engaged in making, purchasing, holding or otherwise investing in loans, notes or other extensions of credit, equity interests or other securities or investments.
GAAP. Generally accepted accounting principles in effect in the United States from time to time. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Purchase Document, and the Issuer or the Purchaser shall so request, the Purchaser and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Issuer shall provide to the Purchaser financial statements and other documents required under this Purchase Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Governing Documents. With respect to any Person, its certificate or articles of incorporation, membership agreement, partnership agreement or similar charter document, any by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator, including, without limitation, the FCC.
Guarantee. As to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Issuer or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Hazardous Substances. See §8.18(b).
Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
(a) every obligation of such Person for money borrowed,
(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
(e) every obligation of such Person under any Capitalized Lease,
(f) every obligation of such Person under any Synthetic Lease,
(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,
(i) every net obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,
(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation,
(l) every financial obligation of such Person in connection with the KMVN Sale.
The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be 100% of the stated principal amount thereof, (v) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Issuer or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Indemnified Liabilities. See §18.3.
Indemnified Person. See §18.3.
Initial Purchase Date. The date upon which the conditions in Article 12 and in §13.1 shall have been satisfied.
Initial Purchaser. [PURCHASER]
Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock or Indebtedness of, or in respect of any guaranties (or other commitments as described under the definition of Indebtedness) of the obligations or Indebtedness of, or obligations of, or loans, advances, capital contributions or transfers of property to, any Person, but excluding accrued interest or earnings thereon. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding unless such guaranty shall be for an expressly lower amount or portion of such obligations guaranteed; (ii) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, (iii) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof, and (iv) there shall be deducted in respect of the total amount of Investments (A) the amount of Net Cash Equity Issuance Proceeds of any Equity Issuance by the Issuer or Emmis OpCo, (B) the amount of Net Cash Debt Issuance Proceeds of any issuance of Permitted Issuer Indebtedness, but in each of (A) and (B) above, only to the extent that such proceeds (1) are not subject to a mandatory prepayment under §3.3.2 or §4.4 of the OpCo Credit Agreement (as in effect on the date hereof), (2) are not used or intended for use by the Issuer in connection with any redemption, purchase or other acquisition or extinguishment of any Issuer Preferred Stock or Common Stock of the Issuer, (3) are not used or intended for use in connection with any redemption, purchase or other acquisition or extinguishment of any Indebtedness of the Issuer or any Subsidiary (except a voluntary prepayment of the revolving credit loans at par that does not reduce the revolving credit commitment in connection with the OpCo Credit Agreement (as in effect on the date hereof)), (4) are not used or intended for use in connection with a dutch auction in connection with the OpCo Credit Agreement (as in effect on the date hereof), and (5) of the Issuer are concurrently with such transaction contributed to Emmis OpCo in cash as equity, and (C) any deferred purchase price of Asset Sales (excluding the sale of KMVN), but only to the extent (1) such deferred purchase price was an Investment included in the calculation of outstanding Investments at the time of such Asset Sale and at all times prior to such date of determination, and (2) such amounts are applied to prepay the “Obligations” (as defined in the OpCo Credit Agreement) in accordance with the terms of the OpCo Credit Agreement (as in effect on the date hereof) or, after the Discharge of the Senior Debt Obligations, to prepay the Obligations under this Purchase Agreement. Notwithstanding the foregoing, in no event shall an amount in excess of $25,000,000 be deducted from the determination of the aggregate amount of Investments.

Issuer. Emmis Communications Corporation, an Indiana corporation.
Issuer Corporate Overhead Expenses. Means (i) accounting and audit costs and expenses incurred by the Issuer in the ordinary course of its business in connection with preparing consolidated and consolidating financial reports and tax filings, (ii) Securities and Exchange Commission (the “SEC”) filing fees and expenses incurred by the Issuer, (iii) legal fees relating to the corporate maintenance of the Issuer, (iv) director fees incurred by the Issuer, (v) costs and expenses payable by the Issuer for director and officer insurance, (vi) transfer agent fees payable in connection with Capital Stock of the Issuer, (vii) proxy solicitation costs incurred by the Issuer, (viii) franchise taxes and other fees payable to the jurisdictions of incorporation or qualification of the Issuer, (ix) out-of-pocket costs and expenses incurred in connection with this Purchase Agreement, and (x) other similar costs and expenses of the Issuer incurred in the ordinary course of conducting its business; provided, that in no event shall Issuer Corporate Overhead Expenses include (A) employees’ or officers’ salaries and bonuses, (B) debt service and dividends and other distributions in respect of the Capital Stock of the Issuer (other than debt service with respect to the Notes) or (C) costs and expenses incurred by the Issuer in connection with any actual or proposed issuance of indebtedness (other than costs or expenses with respect to the Notes) or equity by the Issuer which is permitted hereunder except to the extent such costs and expenses are paid out of the proceeds of such issuance.
KMVN Sale. See §10.5.2.
License Subsidiaries. Collectively, (a) Emmis License Corporation of New York, Emmis Radio License Corporation, Emmis Radio License Corporation of New York, Emmis Radio License, LLC, Emmis Television License, LLC and (b) any new Subsidiaries that hold licenses to broadcast or transmit radio or television signals formed or acquired in connection with any Permitted Acquisition, or any internal reorganization permitted pursuant to §10.5.1(a) of the OpCo Credit Agreement (as in effect on the date hereof).
Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction and with respect to stock, a Person’s right to acquire such stock).

LMA Agreement. Any time brokerage agreement, local marketing agreement or related or similar agreements pursuant to which a Person acquires the right to program substantially all of the time and to sell all of the advertising spots of a Station owned by another non-affiliated person or to otherwise operate a Station in exchange for cash payment, entered into, directly or indirectly, either between (i) Emmis OpCo or any of its Subsidiaries, on the one hand, and any Person other than the Issuer, Emmis OpCo or any of its Subsidiaries or their respective Affiliates, on the other hand or (ii) a Bridge to Sale Excluded Subsidiary, on the one hand, and any Person other than the Issuer, Emmis OpCo or any of its Subsidiaries or their respective Affiliates, on the other hand.
Make-Whole Amount. With respect to the Notes on any redemption date, the present value as of the redemption date of the amount of interest that would have been payable (including interest that would have been payable on capitalized interest) on the Notes being redeemed through the Make-Whole Expiration Date if such Notes had not been redeemed, determined by discounting such interest at a discount rate equal to the applicable Treasury Rate with a maturity date nearest the Make-Whole Expiration Date plus 25 basis points.
Make-Whole Expiration Date. May 10, 2013.
Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
(a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Issuer and its Subsidiaries, taken as a whole;
(b) a material adverse effect on the ability of the Issuer or Emmis OpCo individually or the Issuer and its Subsidiaries, taken as a whole, to perform any of their respective Obligations under any of the Purchase Documents to which it is a party;
(c) any impairment of the validity, binding effect or enforceability of this Purchase Agreement or any of the other Purchase Documents, any material impairment of the rights, remedies or benefits available to the Purchaser under any Purchase Document; or
(d) any “Material Adverse Effect” as defined in the OpCo Credit Agreement (as in effect on the date hereof).
Moody’s. Moody’s Investors Services, Inc.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Issuer or any ERISA Affiliate.

Necessary Authorization. Any license, permit, consent, franchise, order, approval or authorization from, or any filing, recording or registration with, any Governmental Authority (including without limitation the FCC) necessary to the conduct of any business of the Issuer or any of its Subsidiaries or for the ownership, maintenance and operation by such Person of its Stations and other properties or to the performance by such Person of its obligations under any LMA Agreement.
Net Cash Debt Issuance Proceeds. With respect to any issuance of Indebtedness of (a) Emmis OpCo and its Subsidiaries (other than in accordance with the terms of §§10.1.(a), (b), (c), (d), (f), (g), (h), (i), and (j) of the OpCo Credit Agreement (as in effect on the date hereof) and other than any Permitted Refinancing Indebtedness), and (b) the Issuer, the gross cash proceeds received by the issuer for such issuance of Indebtedness, minus the sum of (i) the amount of any mandatory prepayment with the proceeds of such Indebtedness under the OpCo Credit Agreement (as in effect on the date hereof) and (ii) all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such issuance.
Net Cash Equity Issuance Proceeds. With respect to any Equity Issuance, the excess of the gross cash proceeds received by the issuer for such Equity Issuance minus the sum of (i) the amount of any mandatory prepayment with the proceeds of such Equity Issuance under the OpCo Credit Agreement (as in effect on the date hereof) and (ii) all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such issuance.
Net Cash Sale Proceeds. In respect of any Asset Sale or Asset Swap, the gross cash proceeds (without duplication) received by the Issuer, its Subsidiaries, the Austin Partnership or RAM, as applicable, minus, the sum of (a) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such Asset Sale or Asset Swap, including any income taxes payable as a result of such Asset Sale and the amount of any transfer or documentary taxes required to be paid by such Person or Persons in connection with such Asset Sale or Asset Swap, plus (b) the aggregate amount of cash so received by such Person or Persons which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Purchase Documents) of such Person or Persons permitted by this Purchase Agreement that was secured by a lien or security interest permitted by this Purchase Agreement and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces any commitment thereunder) in connection with such Asset Sale or Asset Swap, plus (c) any cash reserve in an amount reasonably determined by the Issuer to be necessary in connection with indemnification obligations or potential post-closing purchase price adjustments relating to such Asset Sale or Asset Swap so long as (i) the Issuer provides to the Purchaser an accounting of such proceeds reasonably satisfactory to the Purchaser and (ii) the Issuer prepays the loans due under the OpCo Credit Agreement (as in effect on the date hereof) with the remainder of such funds promptly upon settlement or extinguishment of such obligations or adjustments. If any of the Issuer, any Subsidiary, the Austin Partnership or RAM receives any promissory notes or other instruments as part of the consideration for such Asset Sale or Asset Swap or if payment in cash of any portion of the consideration for such Asset Sale or Asset Swap is otherwise deferred or if the amount previously held as a cash reserve for indemnification obligations or purchase price adjustments is reduced, Net Cash Sale Proceeds shall be deemed to include any cash payments in respect of such notes or instruments or otherwise deferred portion of such consideration when and to the extent received by such Person. Notwithstanding the foregoing, with respect to Asset Sales and Asset Swaps of the assets of the Austin Partnership and RAM, Net Cash Sale Proceeds shall be calculated only to the extent of the Issuer’s and its Subsidiaries’ aggregate equity percentage in the Austin Partnership or RAM, as applicable.

Non-Compliance Date. See §6.2.
Non-Compliance Fee. See §6.2.
Non-Excluded Taxes. See §6.3.2.
Notice of Purchase. A notice substantially in the form of Exhibit G.
Notes. The Notes issued by the Issuer in favor of the Purchaser dated as of the date hereof in the original principal amount of up to $35,000,000 substantially in the form attached as Exhibit C hereto and any other Note(s) issued pursuant to §3.5 or §3.6.
Obligations. All indebtedness, obligations and liabilities of the Issuer to the Purchaser, existing on the date of this Purchase Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under or in connection with this Purchase Agreement or the Purchase Documents or the Notes, or other instruments at any time evidencing any thereof. This term includes, without limitation, all interest that accrues after the commencement of any case or proceeding by or against any credit party in bankruptcy whether or not allowed in such case or proceeding.
Obligor. See § 20.1.1.
OpCo Administrative Agent. “Administrative Agent” as defined in the OpCo Credit Agreement.

OpCo Credit Agreement. That certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006, by and among Emmis OpCo, the lending institutions party thereto, Bank of America, N.A., as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, and General Electric Capital Corporation, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland, New York Branch and Suntrust Bank, as co-documentation agents, as amended on March 3, 2009, August 19, 2009, March 29, 2011, and November 10, 2011, as attached hereto as Exhibit B and as such agreement may be amended, amended and restated, modified, supplemented, waived, restructured, renewed, replaced, extended, or refinanced (including as Permitted Refinancing Indebtedness) from time to time. At any time after the Discharge of the OpCo Credit Agreement, all references to the OpCo Credit Agreement herein or in any other Purchase Document shall survive the Discharge of the OpCo Credit Agreement and shall continue in full force and effect regardless of the validity, regularity or enforceability of the OpCo Credit Agreement and regardless of any termination, cancellation, amendments, amendments and restatements, supplements, waivers, restructurings, renewals, extensions, replacements, refinancings or other modifications to the OpCo Credit Agreement (as in effect on the date hereof). All references in the OpCo Credit Agreement to “Revert Date” shall be deemed to mean the date the Obligations hereunder under the Notes and under the other Purchase Documents are indefeasibly paid in full in cash.
OpCo Obligations. The “Obligations” (as defined in the OpCo Credit Agreement) (which for the avoidance of doubt includes interest at the default rate, if applicable, and any applicable acceleration prepayment penalties or premiums, in each case, irrespective of whether a Proceeding has been commenced by or against any OpCo Obligor, and such amounts are allowed in such Proceeding), plus (B) any Exit Fee (as defined in that certain backstop letter dated March 27, 2011 among the OpCo Obligors party thereto, and Canyon Capital Advisors LCC) that would be payable to an OpCo Lender upon the redemption or other repayment (including, without limitation, as a result of an acceleration upon any Event of Default, including the commencement of a Proceeding by any OpCo Obligor) of any Designated OpCo Obligations, or under any other circumstance).
OpCo Lenders. “Lenders” as defined in the OpCo Credit Agreement.
OpCo Loan Documents. “Loan Documents” as defined in the OpCo Credit Agreement.
OpCo Obligor. The Issuer, Emmis OpCo and its Subsidiaries, as obligors under the OpCo Loan Documents.
OpCo Required Lenders. “Required Lenders” as defined in the OpCo Credit Agreement.
OpCo Secured Parties. The OpCo Administrative Agent and the OpCo Lenders.
OpCo Security Documents. “Security Documents” as defined in the OpCo Credit Agreement.

Operating Subsidiaries. Collectively, (a) Emmis Radio Corporation, Emmis Meadowlands Corporation, Emmis Publishing Corporation, Mediatex Communications Corporation, Los Angeles Magazine Holding Company, Inc., and Emmis Enterprises, Inc., each an Indiana corporation; (b) Emmis Radio, LLC, an Indiana limited liability company; (c) Emmis International Broadcasting Corporation, a California corporation; (d) the Partnership Subsidiaries and their successors; and (e) any new Subsidiaries acquired in connection with any Permitted Acquisition or any internal reorganization permitted pursuant to §10.5.1 of the OpCo Credit Agreement (as in effect on the date hereof) (a) used to hold assets (other than broadcast licenses) used in connection with, and to conduct operations of, any Station.
Original Obligations. See Permitted Refinancing Indebtedness.
outstanding. With respect to the Notes, the aggregate unpaid principal thereof as of any date of determination.
Partnership Subsidiaries. Collectively, Emmis Indiana Broadcasting, L.P., Emmis Publishing, L.P. and Emmis Television Broadcasting, L.P., each an Indiana limited partnership.
Payment Default. An “Event of Default” under §14.1(a) or §14.1(b) of the OpCo Credit Agreement.
Payment in Full or Paid in Full. (a) Senior Debt Obligations, other than contingent obligations for which no claim has been made, have been paid in full in cash other than with the proceeds of a Permitted Refinancing and (b) all letters of credit issued under the OpCo Credit Agreement have been cancelled or cash collateralized or otherwise assumed in connection with a Permitted Refinancing.
Payment or Distribution. With respect to any indebtedness, obligation or security, (a) any payment or distribution by any Obligor of cash, securities or other assets or property, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Obligor or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any payment of any Obligor.
PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted §11 Amendment. Either (a) an amendment to §11 of the OpCo Credit Agreement (as in effect on the date hereof) so long as, after giving effect thereto, (i) the definitions used in the calculation of Total Leverage Ratio shall not have changed, (ii) the Total Leverage Ratio continues to be tested as of the last day of each fiscal quarter and (iii) the Total Leverage Ratio does not exceed 5.50:1.00 or (b) any waiver of non-compliance with the covenants set forth in §11 of the OpCo Credit Agreement (as in effect on the date hereof) as of the last day of a fiscal quarter so long as, with respect to the last day of the immediately preceding fiscal quarter, no such waiver was in existence and Emmis OpCo and its Subsidiaries were in compliance with the covenants set forth in §11.

Permitted Acquisition. Any acquisition permitted under §10.5.1.
Permitted Holders. Jeffrey Smulyan, his spouse, his children, his grandchildren, his estate and trusts created for the benefit of any of the foregoing.
Permitted Issuer Indebtedness. Indebtedness under this Purchase Agreement and any other obligations under the Purchase Documents.
Permitted Liens. Liens permitted by §10.2.
Permitted Refinancing. A refinancing, extension, replacement, amendment, amendment and restatement, modification, supplement, renewal or restructuring of the OpCo Indebtedness with the proceeds of Permitted Refinancing Indebtedness.
Permitted Refinancing Indebtedness. Any Indebtedness (“Refinancing Indebtedness”) that extends, replaces, amends, amends and restates, modifies, supplements, renews, restructures or refinances the OpCo Obligations as in effect on the date hereof (the “Original Obligations”); so long as the aggregate principal amount of term loans and revolving commitments under all such Refinancing Indebtedness does not exceed the sum of (i) the principal amount of the term loans and revolving commitments outstanding under the OpCo Credit Agreement as of the date hereof by more than $25,000,000, plus any accrued and unpaid interest to the date such Permitted Refinancing Indebtedness is incurred and (ii) the costs and expenses incurred in connection with such Refinancing Indebtedness.
Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.
Proceeding. See §20.4.1.
Projections. See §8.4.3.

Public Affiliate. An Affiliate of a Purchaser that is under common control with the Purchaser (but not controlled by the Purchaser) that has a class of equity securities listed on a national securities exchange in the United States and is a reporting company for purposes of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”) so long as the majority of the members of the board of directors of such Affiliate are independent of the Purchaser and its other Affiliates and Related Funds for purposes of applicable stock exchange rules and the Exchange Act.
Purchase Agreement. This Purchase Agreement, including the Schedules and Exhibits hereto.
Purchase Date. Each date during the Purchase Period on which a Note is purchased by the Purchaser in accordance with the terms hereof; provided there shall be a maximum of three (3) Purchase Dates.
Purchase Documents. Collectively, this Purchase Agreement, the Notes, and any other documents, agreements or instruments contemplated hereby or thereby or executed by the Issuer, a Subsidiary (or an Excluded Subsidiary, to the extent required by the terms of this Purchase Agreement and the other Purchase Documents) from time to time in connection herewith or therewith.
Purchase Option. See §20.1.1(a).
Purchase Option Date. See §21(b).
Purchase Option Event. The occurrence of any of the following: (a) receipt by the Initial Purchaser of a notice (a “Consensual Restructuring Notice”) stating that the OpCo Obligors and the OpCo Required Lenders intend to pursue a consensual restructuring, which notice shall include a copy of a duly executed agreement among the OpCo Obligors and the OpCo Required Lenders agreeing to implement a restructuring of the Designated OpCo Obligations pursuant to a “prepackaged” or “prenegotiated” Proceeding, or (b) unless a Consensual Restructuring Notice has been previously delivered, (w) acceleration of the OpCo Obligations in accordance with the terms of the OpCo Loan Documents, which acceleration has not been waived within twenty (20) Business Days, (x) a payment default under the OpCo Loan Documents that has not been cured or waived by the OpCo Required Lenders within twenty (20) Business Days of the occurrence thereof, (y) initiation of a foreclosure action against a material portion of the “Collateral” (as defined in the OpCo Credit Agreement), which has not been stayed or withdrawn within twenty (20) Business Days, or (z) the commencement of any Proceeding by any OpCo Obligor. For greater certainty, following the delivery of a Consensual Restructuring Notice, none of the items in (b) shall be considered Purchase Option Events.

Purchase Option Notice. See §21(b).
Purchase Option Period. See §21(b).
Purchase Option Price. See §21(e)(i).
Purchase Period. The period commencing on the Effective Date and ending at 2:00 p.m. (Chicago, Illinois time) on the 60th day thereafter; provided that if following the purchase on the Initial Purchase Date the Borrower commences a Tender Offer for Preferred Stock, the Purchase Period shall be extended for a period of 30 additional days.
Purchased Letter of Credit Percentage. The aggregate Commitment Percentage (as defined in the OpCo Credit Agreement (as in effect on the date hereof)) of the Total Revolving Credit Commitment (as defined in the OpCo Credit Agreement (as in effect on the date hereof)) of the OpCo Consenting Lenders.
Purchaser. [PURCHASER], a Delaware limited partnership and its successors and assigns and any other Person that becomes a Purchaser pursuant to an assignment executed pursuant to §3.5.
Purchaser Affiliate. Any Affiliate of a Purchaser (other than a Public Affiliate) and any Related Fund.
RAM. Radio Austin Management, L.L.C., the sole general partner of the Austin Partnership, which is and shall remain a single purpose entity whose sole material asset is the general partnership interest in the Austin Partnership.
Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Issuer or any of its Subsidiaries.
Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Issuer and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).
Refinancing. See §10.18.
Refinancing Indebtedness. See Permitted Refinancing Indebtedness.
Register. See §3.5.

Related Fund. Any Fund that is administered or managed by the Purchaser or an Affiliate of the Purchaser or any entity or Affiliate of an entity that administers or manages a Purchaser.
Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Requisite Holders. The Purchasers holding at least a majority in principal amount of all Notes then outstanding.
Restricted Payment. In relation to the Issuer and its Subsidiaries, any (a) Distribution, (b) payment in respect of Subordinated Debt, (c) payment of management, consulting or similar fees to Affiliates of the Issuer or such Subsidiary, or (d) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Issuer or such Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Issuer or such Subsidiary.
Senior Debt Obligations. (i) Any and all obligations, liabilities and indebtedness of any nature that is now or may hereafter be owing by any OpCo Obligor under or in connection with any of the OpCo Loan Documents, whether for principal, accrued and unpaid interest, prepayment or other premium, fees or expenses (which the parties acknowledge shall include the Exit Fee (as defined in that certain backstop letter dated March 27, 2011 among the OpCo Obligors party thereto, and Canyon Capital Advisors LCC)), and whether from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, whether before or after the filing of a Proceeding under the Bankruptcy Code, together with any amendments, modifications, renewals or extensions thereof; and (ii) after the commencement of a Proceeding by or against any OpCo Obligor, any interest which, but for the filing by or against such OpCo Obligor of any such Proceeding, would constitute part of the foregoing indebtedness, obligations or liabilities, whether or not a claim for post-filing or post-petition interest is allowed in such Proceeding; provided that the aggregate principal amount of Senior Debt Obligations (excluding interest, premium, fees, expenses or indemnity payments) shall not exceed the sum of (i) $245,057,563.00, plus any accrued and unpaid interest to the date any Permitted Refinancing Indebtedness is incurred, and (ii) the costs and expenses incurred in connection with any Refinancing Indebtedness, as such aggregate principal amount is reduced by actual repayments of any term loan under the OpCo Credit Agreement and any actual permanent reduction of any revolving credit commitment under the OpCo Credit Agreement, in each case, other than with the proceeds of a Permitted Refinancing.

Sinclair Definitive Agreement. That certain Agreement for Purchase of Limited Partner and Member Interests, dated as of March 3, 2003, between Sinclair Telecable, Inc. and Emmis OpCo, together with all other agreements and documents entered into or delivered pursuant to or in connection therewith, relating to the Austin Investment and the governance of, or operation of the business of, the Austin Partnership thereafter.
Solvent. With respect to any Person as of any date of determination, (a) the fair value of the property of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed in an amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
S&P. Standard & Poor’s Ratings Group.
Standstill Period. See §20.2.
Station. The properties, assets and operating rights constituting a system for transmitting radio or television signals from a transmitter licensed by the FCC.
Subject Preferred Stock. Any Preferred Stock subject to a TRS Transaction at any time during the term hereof.
Subordinated Debt. Collectively, any unsecured Indebtedness issued by the Issuer after the Effective Date that is expressly subordinated and made junior to the payment and performance in full in cash of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance reasonably satisfactory to the Purchaser and approved by the Purchaser in writing; provided that the material terms and conditions of such Subordinated Debt are less restrictive than the terms and conditions set forth in this Purchase Agreement with respect to the Obligations and otherwise reasonably acceptable as reasonably determined by the Purchaser and provided, further that the Purchaser shall have received from the Issuer a certificate from the principal financial or accounting office of the Issuer certifying that the Obligations of the Issuer and its Subsidiaries arising under this Purchase Agreement and the other Purchase Documents constitute “Senior Debt” under and as defined in the definitive documentation governing such Indebtedness, and the incurrence of the Obligations is permitted under the definitive documentation governing such Indebtedness and will not cause a “Default” or “Event of Default” under and as defined in such definitive documentation.

Subsidiary. Any corporation, association, trust, partnership, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the shares of Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency). For purposes of this Purchase Agreement, with respect to the Issuer or any of their respective Subsidiaries, “Subsidiary” shall include all Subsidiaries of the Issuer other than Excluded Subsidiaries, except as otherwise expressly provided.
Synthetic Debt. With respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
Tender Offer. A broad solicitation by the Issuer to purchase shares of the Issuer’s 6.25% Series A Convertible Stock pursuant to an offer that remains open for a period that ends no later than 90 days after the Effective Date; provided that no such broad solicitation shall qualify as a Tender Offer hereunder unless the sum of (i) the Tender Offer Purchase Price plus (ii) all TRS Funding Obligations shall not be less than $35,000,000 minus the costs and expenses of the Tender Offer or TRS Transactions paid with proceeds of the Notes.
Tender Offer Purchase Price. The number of shares which the Issuer offers to purchase multiplied by the offer price, assuming the offer is accepted by all holders with respect to all shares.
Total Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Funded Debt outstanding on such date to (b) Consolidated EBITDA for the most recently completed Reference Period.

Treasury Rate. With respect to any prepayment pursuant to §3.3.2 or §3.3.3, the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of prepayment (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the applicable date of prepayment to May 1, 2013, provided, however, that if the period from the date of prepayment to May 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of prepayment to May 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
TRS Funding Obligations. All obligations to fund the TRS Transactions that are in fact funded with proceeds of the Notes.
UCC. The Uniform Commercial Code as in effect in the State of New York.
1.2 Rules of Interpretation.
(a) A reference to any document or agreement shall, unless expressly provided otherwise, include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Purchase Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) A reference to any law includes any amendment or modification to such law.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Notwithstanding the foregoing, for purposes of determining compliance with any covenant or ratio contained herein, all Indebtedness of the Issuer and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the UCC.
(h) Reference to a particular “§” refers to that section of this Purchase Agreement unless otherwise indicated.
(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Purchase Agreement as a whole and not to any particular section or subdivision of this Purchase Agreement.
(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k) This Purchase Agreement and the other Purchase Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l) This Purchase Agreement and the other Purchase Documents are the result of negotiation between, and have been reviewed by counsel to, among others, the Purchaser and the Issuer and are the product of discussions and negotiations among all parties. Accordingly, this Purchase Agreement and the other Purchase Documents are not intended to be construed against the Purchaser merely on account of the Purchaser’s involvement in the preparation of such documents.
(m) Any reference contained herein to the “OpCo Credit Agreement (as in effect on the date hereof)” shall refer to the OpCo Credit Agreement attached hereto as Exhibit B regardless of the validity, regularity or enforceability of the OpCo Credit Agreement and regardless of any termination, cancellation, amendments, amendments and restatements, supplements (provided that any amendment of §11 of the OpCo Credit Agreement or the definitions set forth therein (but not any amendment of any other provision of the OpCo Credit Agreement) pursuant to a Permitted §11 Amendment shall be given effect to the extent set forth herein), waivers, restructurings, renewals, extensions, replacements, refinancings or other modifications to the OpCo Credit Agreement. Any restriction, limitation, prohibition, agreement or condition contained herein that is determined by reference to restrictions, limitations, prohibitions, agreements or conditions in the OpCo Credit Agreement (as in effect on the date hereof) shall remain in full force and effect regardless of whether the OpCo Credit Agreement remains in full force and effect, and for purposes hereof all such restrictions, limitations, prohibitions, agreements and conditions shall survive the Discharge of the OpCo Credit Agreement and be binding on the Issuer and its Subsidiaries as if fully set forth herein, regardless of the validity, regularity or enforceability of the OpCo Credit Agreement (as in effect on the date hereof). In addition, (i) any requirement that the OpCo Administrative Agent be in possession of, or have a Lien on, “Collateral” (as defined in the OpCo Credit Agreement) shall be deemed waived for purposes of this Agreement from and after the Discharge of the OpCo Credit Agreement, (ii) to the extent that compliance with the OpCo Credit Agreement (as in effect on the date hereof) requires Emmis OpCo or its Subsidiaries to provide the OpCo Administrative Agent with any financial statement, appraisal, report, projection, certificate, notice, estimate, calculation or similar writing, the Issuer shall substantially concurrently therewith deliver a copy of such financial statement, appraisal, report, projection, notice, estimate, calculation or similar writing to the Purchaser and (iii) all references to the “Revert Date” in the OpCo Credit Agreement (as in effect on the date hereof) shall be deemed to mean the date that the Obligations hereunder, under the Notes and under the other Purchase Documents have been indefeasibly paid in full in cash.

2. INITIAL PURCHASE DATE AND SUBSEQUENT PURCHASE DATE TRANSACTIONS.
2.1 Commitment. Subject to the terms and conditions hereof, the Purchaser agrees to purchase a Note on the Initial Purchase Date and up to four (4) additional dates during the Purchase Period. To request that the Purchaser consummate a purchase transaction, the Issuer shall deliver to the Purchaser a Notice of Purchase (x) in the case of transaction on the Initial Purchase Date, on or prior to the closing of transactions on such date and (y) in the case of any subsequent Purchase Date, prior to 2:00 p.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed purchase.
2.2 Purchase Date Transactions. Subject to the terms and conditions hereof, on each Purchase Date, upon satisfaction of the conditions precedent in Articles 12 and 13, (a) the Issuer shall issue the Note to the Purchaser and shall register the Note in the name of the Purchaser in the Register and (b) immediately upon receipt of the Note, the Purchaser shall pay the purchase price for the Note by wire transfer of immediately available Dollars to the Issuer. The purchase price for each Note shall be 100% of the original principal amount of such Note.
3. TERMS OF THE NOTES.
3.1 Form of Notes. The Notes shall be in the form of Exhibit C, shall be in the original principal amount of up to $35,000,000 and shall be payable to Purchaser or its registered assigns.
3.2 Interest on Notes.
3.2.1 Interest Rate; Payment. Except as otherwise provided in §3.2.2, the Notes shall bear interest at the rate of 22.95% per annum, compounded quarterly (except that (i) with respect to any Note issued prior to November 30, 2011, interest accrued on any Note between the applicable Purchase Date and November 30, 2011 shall be added to the principal amount of such Note on November 30, 2011 and (ii) with respect to any Note issued after November 30, 2011, interest accrued on any Note between the applicable Purchase Date and February 29, 2012 shall be added to the principal amount of such Note on February 29, 2012); provided, if the OpCo Credit Agreement (as in effect on the date hereof) is amended, amended and restated, restructured, renewed, extended, replaced, supplemented, modified, waived or refinanced (“Refinanced”), and in connection therewith the weighted average cost of funds (taking into account LIBOR floors, original issue discount, upfront fees (other than arrangement or placement fees), ongoing commitment fees, index rates, interest rates and applicable margins) (the “Weighted Average Cost of Funds”) applicable to the OpCo Credit Agreement as so Refinanced (including any agreements governing Permitted Refinancing Indebtedness) is greater than the Weighted Average Cost of Funds in effect for loans under the OpCo Credit Agreement as of the date hereof, the Notes shall bear interest at the greater of (x) 22.95% or (y) the Weighted Average Cost of Funds applicable to the OpCo Credit Agreement as so Refinanced (including any agreements governing Permitted Refinancing Indebtedness) plus 1125 basis points. Interest shall be payable in arrears on the last day of each May, August, November and February and on the date of any payment of principal of the Notes, commencing November 30, 2011 (each an “Interest Payment Date”). Except for payments at Final Maturity or that are payable in connection with the redemption of the Notes (whether by acceleration or otherwise) which shall be paid in cash in immediately available Dollars, all such interest shall paid in kind and added to the outstanding principal balance of the Notes on the date such payment is due. Payments of cash interest shall be subordinated to the extent provided in §20 hereof.
3.2.2 Default Rate. During the continuance of any Event of Default, the outstanding principal of the Notes, and to the extent permitted by law, overdue interest shall bear interest at the greater of (a) the rate of 24.95% per annum payable on demand in cash or (b) the rate then in effect pursuant to §3.2.1 plus 2.00%. Payments of cash interest shall be subordinated to the extent provided in §20 hereof and accordingly no such cash payment shall be made prior to the Discharge of the Senior Debt Obligations. Prior to the Discharge of the Senior Debt Obligations, interest at the Default Rate shall be payable in kind in arrears on the last day of each May, August, November and February and added to the outstanding principal balance of the Notes on the date such payment is due.
3.2.3 Computations; Records. All computations of interest on the Notes shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Notes as reflected from time to time in the accounts or records maintained by the Purchaser in accordance with the provisions of this Purchase Agreement shall be considered correct and binding on the Issuer absent manifest error.
3.3 Redemption.
3.3.1 Payment of Principal and Accrued Interest at Final Maturity. The Notes shall be redeemed in full by the Issuer on the Final Maturity Date. On the Final Maturity Date, the Issuer shall pay to the Purchasers in cash by wire transfer of immediately available Dollars the principal amount of the Notes then outstanding plus all accrued and unpaid interest thereon and all other amounts due hereunder.
3.3.2 Mandatory Redemption of the Notes. From and after the Discharge of the Senior Debt Obligations, the Issuer shall make the following redemptions (the “Mandatory Redemptions”) of the Notes outstanding at the time of the occurrence of any of the following events.

(a) Redemption with Proceeds of Asset Sales and Asset Swaps; Etc.
(i) If the Issuer or any of its Subsidiaries receives Net Cash Sale Proceeds from any Asset Sales or Asset Swaps (whether through a single transaction or a series of related transactions), then on the next succeeding Interest Payment Date (or, if the Net Cash Sale Proceeds are received on an Interest Payment Date, such Interest Payment Date) and after giving effect to the interest payment, the Issuer shall pay to the Purchaser an amount equal to 100% of such Net Cash Sale Proceeds and the Purchaser shall apply such amount to (A) if such prepayment is prior to the Make-Whole Expiration Date, the Make-Whole Amount applicable to the portion of the principal amount of the Notes being prepaid pursuant to this §3.3.2(a)(i) and (B) the prepayment of the outstanding principal of the Notes; provided that this §3.3.2(a) shall not apply to any Net Cash Sale Proceeds from the sale or other disposition of the Subject Preferred Stock or the Issuer’s or Emmis OpCo’s right, title and interest in any TRS Transaction.
(ii) If any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate of the Issuer receives any gross cash proceeds from the sale by such Person of the Station subject to a Bridge to Sale Third Party Transaction (including the FCC License associated with the Station subject of such Bridge to Sale Third Party Transaction), then on the next succeeding Interest Payment Date (or, if such proceeds are received on an Interest Payment Date, such Interest Payment Date) and after giving effect to the interest payment, the Issuer shall pay to the Purchaser an amount equal to 100% of such gross cash proceeds, minus all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such sale, including any income taxes payable as a result of such sale and the amount of any transfer or documentary taxes required to be paid by such Person in connection with such sale and the Purchaser shall apply such amount to (A) if such prepayment is prior to the Make-Whole Expiration Date, the Make-Whole Amount applicable to the portion of the principal amount of the Notes being prepaid pursuant to this §3.3.2(a)(ii) and (B) the prepayment of the outstanding principal of the Notes.
(b) Redemption with Proceeds of Equity Issuances. If the Issuer or any of its Subsidiaries receives any Net Cash Equity Issuance Proceeds, then on the next succeeding Interest Payment Date (or, if the Net Cash Equity Issuance Proceeds are received on an Interest Payment Date, such Interest Payment Date) and after giving effect to the interest payment, the Issuer shall pay to the Purchaser an amount equal to one hundred percent (100%) of such Net Cash Equity Issuance Proceeds and the Purchaser shall apply such amount to (A) if such prepayment is prior to the Make-Whole Expiration Date, the Make-Whole Amount applicable to the portion of the principal amount of the Notes being prepaid pursuant to this §3.3.2(b) and (B) the prepayment of the outstanding principal of the Notes.

(c) Redemption with Proceeds of Issuances of Indebtedness. If the Issuer or any of its Subsidiaries receives any Net Cash Debt Issuance Proceeds, then on the next succeeding Interest Payment Date (or, if the Net Cash Debt Issuance Proceeds are received on an Interest Payment Date, such Interest Payment Date) and after giving effect to the interest payment, the Issuer shall pay to the Purchaser an amount equal to one hundred percent (100%) of such Net Cash Debt Issuance Proceeds and the Purchaser shall apply such amount to (A) if such prepayment is prior to the Make-Whole Expiration Date, the Make-Whole Amount applicable to the portion of the principal amount of the Notes being prepaid pursuant to this §3.3.2(c) and (B) the prepayment of the outstanding principal of the Notes.
(d) Redemption with Proceeds of Extraordinary Receipts. If any Extraordinary Receipt is received by or paid to or for the account of the Issuer, Emmis OpCo, the Subsidiaries of the Issuer or Emmis OpCo, the Austin Partnership or RAM, and not otherwise included in §§3.3.2(a), (b) or (c), then on the next succeeding Interest Payment Date (or, if the Extra Ordinary Receipt is received by or paid to or for the account of such party on an Interest Payment Date, such Interest Payment Date) and after giving effect to the interest payment, the Issuer shall pay to the Purchaser an amount equal to one hundred percent (100%) of all such Extraordinary Receipts and the Purchaser shall apply such amount to (A) if such prepayment is prior to the Make-Whole Expiration Date, the Make-Whole Amount applicable to the portion of the principal amount of the Notes being prepaid pursuant to this §3.3.2(d) and (B) the prepayment of the outstanding principal of the Notes.
(e) Redemption upon an Event of Default. If the Purchaser has declared the Notes to become immediately due and payable in accordance with §14.1 or the Notes become immediately due and payable in accordance with §14.1 (each, an “Acceleration Event”) on any date (an “Acceleration Date”), the Issuer shall prepay the Notes, (A) if such Acceleration Date is on or prior to the Make-Whole Expiration Date, the price paid shall be equal to the sum of (w) the outstanding principal amount of the Notes, plus (x) all accrued and unpaid interest as of the Acceleration Date on such outstanding principal amount, plus (y) the Make-Whole Amount computed on such outstanding principal amount, plus (z) all other Obligations then due and owing hereunder and under the other Purchase Documents or (B) if such Acceleration Date is after the Make-Whole Expiration Date, the price paid shall be equal to the sum of (x) the outstanding principal amount of the Notes as of the Acceleration Date, plus (y) all accrued and unpaid interest as of the Acceleration Date on such outstanding principal amount, plus (z) all other Obligations then due and owing hereunder and under the other Purchase Documents.
(f) Application of Payments. All payments made pursuant to §§3.3.2(a), (b), (c), (d) or (e) shall be paid to the Purchaser in cash by wire transfer of immediately available Dollars.
3.3.3 Optional Redemption of the Notes. (a) At any time after the Discharge of the Senior Debt Obligations and on or prior to the Make-Whole Expiration Date, the Issuer may, upon prior written notice to the Purchaser, redeem the Notes in whole or in part, at a redemption price equal to the sum of (i) the outstanding principal amount of the Notes or portion thereof to be redeemed as of the redemption date, plus (ii) all accrued and unpaid interest as of the redemption date on such outstanding principal amount or portion thereof, plus (iii) the Make-Whole Amount computed on such outstanding principal amount or portion thereof, plus (iv) if redeeming the entire outstanding principal amount of the Notes, all other Obligations then due and owing hereunder and under the other Purchase Documents.

(b) At any time after the Discharge of the OpCo Credit Agreement and after the Make-Whole Expiration Date, the Issuer may, upon prior written notice to the Purchaser, redeem the Notes in whole or in part. Any such redemption shall be at a price equal to the sum of (i) the outstanding principal amount of the Notes or portion thereof to be redeemed as of the redemption date, plus (ii) all accrued and unpaid interest as of the redemption date on such outstanding principal amount or portion thereof, plus (iii) if redeeming the entire outstanding principal amount of the Notes, all other Obligations then due and owing hereunder and under the other Purchase Documents.
(c) Any partial redemption of the Notes shall be in denominations of at least $[10,000,000] and in multiples of $1,000,000 in excess of such minimum denomination.
3.3.4 Pro Rata Treatment of Partial Redemptions. In the event of a partial redemption of the Notes, such partial redemption shall be a pro rata redemption of all of the Notes based on the proportion the principal amount of each Note bears to the aggregate outstanding principal amount of all of the Notes.
3.4 Application of Payments; Pro Rata Treatment. All payments, prepayments and redemptions of the Notes shall be applied to the Obligations in the following order of priority: (a) first, to the payment of, or (as the case may be) the reimbursement of the Purchaser of all reasonable costs, expenses, indemnities, disbursements then due hereunder or under the other Purchase Documents, (b) second, to the payment of accrued and unpaid interest, (c) third, to the payment of the Make-Whole Amount, if any, and (d) fourth, to the payment of unpaid principal. Amounts shall be applied to each category of Obligations set forth above until Payment in Full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Notwithstanding anything to the contrary contained herein, all payments, prepayments or redemptions of principal with respect to the Notes shall be made and applied pro rata on all outstanding Notes in accordance with the respective unpaid principal amounts thereof.

3.5 Transfer and Exchange of Notes. The Issuer shall keep a register which shall provide for the registration of the Notes and the registration of transfers of the Notes (the “Register”). The principal amount of and stated rate of interest on the Notes, the names, addresses and commitments of the Purchasers holding the Notes, the transfer of the Notes, and the names and addresses of the transferees of the Notes shall be registered in the Register. The Notes may not be transferred or exchanged unless (i) such transfer or exchange is recorded in the Register, (ii) the Issuer has consented to such transfer or exchange (such consent not to be unreasonably withheld, delayed or conditioned, and provided that no such consent shall be required during the occurrence and continuance of an Event of Default unless such transfer is to a Competitor), (iii) after giving effect to such proposed transfer or exchange, the total number of Persons (other than the Issuer or any of its Affiliates) holding Notes shall not exceed three (3) (treating all affiliated holders as a single entity for this purpose) and (iv) the prospective transferee thereof shall have agreed to assume such Purchaser’s rights and obligations hereunder by executing an Assignment and Acceptance in substantially the form of Exhibit H. A Purchaser holding a Note may, prior to maturity or prepayment thereof, surrender such Note at the principal office of the Issuer for transfer or exchange. A Purchaser desiring to transfer or exchange a Note or portion thereof shall first notify the Issuer in writing at least three (3) days in advance of such transfer or exchange. Within a reasonable time after such notice to the Issuer from a Purchaser of its intention to make such transfer or exchange and without expense (other than transfer taxes, if any) to a Purchaser, the Issuer shall, if consenting to such transfer or exchange pursuant to the terms hereof:
(a) acknowledge such transfer or exchange by executing an Assignment and Acceptance;
(b) record such transfer or exchange in the Register, effective as of the date of such Assignment and Acceptance; and
(c) issue in exchange therefor another Note or Notes, in denominations of at least $10,000,000 and in multiples of $1,000,000 in excess of such minimum denomination (except in the case of a Note for the aggregate amount or the balance of the Note or Notes so transferred) all as requested by the Purchaser, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered (provided, that no minimum shall apply to a liquidating distribution of Notes to investors in a Purchaser and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence). Each new Note shall be made payable to such Person or Persons, or assigns, as the Purchaser holding such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Issuer shall have no obligation hereunder or under any Note to any Person other than the Purchaser that is the registered holder of each such Note.
3.6 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Issuer, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Issuer will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.
3.7 No Other Prepayments. Except as expressly provided in this §3, no Note may be prepaid, redeemed, retired or otherwise acquired for value without the consent of the Purchaser.

4. [Reserved].
5. [Reserved].
6. CERTAIN GENERAL PROVISIONS.
6.1 [Reserved].
6.2 OpCo Non-Compliance Fee. If the Issuer fails to comply with any of the covenants set forth in §11 of the OpCo Credit Agreement as in effect on the date hereof without regard to any amendment, modification, forbearance or waiver thereof, other than a Permitted §11 Amendment, then immediately upon such failure (the “Non-Compliance Date”), the Issuer shall pay to the Purchaser a fee (the “Non-Compliance Fee”) in an amount equal to 5% of the principal amount of the Notes as of the Non-Compliance Date. Such Non-Compliance Fee shall be payable in kind (and may not be paid in cash) and shall automatically be added to the principal balance of the Notes on the Non-Compliance Date without any further action by any Person. Once a Non-Compliance Fee has been paid, no further Non-Compliance Fee shall be payable.
6.3 Funds for Payments.
6.3.1 Payments. All payments of principal, interest, fees and any other amounts due hereunder or in connection herewith (other than interest which is payable in kind pursuant to §3.2) shall be made on the due date thereof by wire transfer to the Purchaser of immediately available Dollars to its account number  _____  at  _____  or at such other place that the Purchaser may from time to time designate, in each case no later than 2:00 p.m. (Chicago, Illinois time).
6.3.2 No Offset, etc. All payments by the Issuer hereunder and under any of the other Purchase Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein excluding (A) income and franchise taxes imposed on (or measured by) the net income or profits of the Purchaser by the jurisdictions under the laws of which the Purchaser is organized or any political subdivision thereof, or by the jurisdictions in which the Purchaser is located or any political subdivision thereof, or by the jurisdictions in which the Purchaser is doing business or any political subdivision (other than a jurisdiction or any political subdivision thereof in which the Purchaser is doing business solely as a result of the transactions contemplated by this Purchase Agreement and the Purchase Documents) thereof, (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above unless, in each case, the Issuer is compelled by law to make such deduction or withholding, and (C) any withholding tax imposed on the Purchaser as a result of the Purchaser’s failure to comply with Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous), or any applicable Treasury regulation or published administrative guidance implementing such law (such non-excluded items, including any penalties, additions, interest or reasonable expenses relating thereto, referred to as “Non-Excluded Taxes”).

If any such Non-Excluded Taxes are imposed upon the Issuer or the Purchaser with respect to any amount payable by the Issuer hereunder (including amounts paid or payable under this §6.3.2, the Issuer will pay to the Purchaser, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Purchaser to receive the same net amount which the Purchaser would have received on such due date had no such obligation been imposed upon the Issuer, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted; provided however that the Issuer shall not be required to increase any such amounts payable to the Purchaser with respect to any such Non-Excluded Taxes that are attributable to (i) the Purchaser’s failure to comply with the provisions of §6.3.3 or (ii) that are withholding taxes imposed on the amounts payable to the Purchaser at the time the Purchaser becomes a party to this Purchase Agreement, except to the extent that the Purchaser’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Issuer with respect to such obligation pursuant to this §6.3.2. The Issuer shall timely pay over to the relevant Governmental Authority all amounts required to be withheld and shall deliver promptly to the Purchaser certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Issuer hereunder.
6.3.3 Forms and Certifications. Each Purchaser (including any assignee) that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Purchaser”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issue), deliver to the Issuer such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Purchaser that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Purchaser establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Purchaser of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Purchaser that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate substantially in the form of Exhibit I hereto, together with a properly completed and executed Internal Revenue Service Form W-8ECI, W-8BEN, W-8IMY or W-9, as applicable (or successor forms). The Purchaser agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Issuer’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, W-8ECI, W-8 IMY or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Issuer, if and to the extent it is properly entitled to do so, two (2) properly completed and executed copies of Form W-8BEN, W-8ECI, W-8 IMY or W-9, as applicable (or any successor forms thereto). Each Non-U.S. Purchaser shall promptly notify the Issuer at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Issuer (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

6.3.4 Mitigation Obligations. If the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to §6.3.2, then such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its officers, branches, or Affiliates, if, in the sole discretion of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §6.3.2, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.
7. [Reserved].
8. REPRESENTATIONS AND WARRANTIES.
The Issuer represents and warrants to the Purchaser as follows:
8.1 Corporate Authority.
8.1.1 Incorporation; Good Standing. Each of the Issuer and the Subsidiaries (a) is a corporation, partnership or limited liability company (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate, partnership or limited liability company (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, partnership or limited liability company (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
8.1.2 Authorization. The execution, delivery and performance of this Purchase Agreement and the other Purchase Documents to which the Issuer or any Subsidiary is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, partnership or limited liability company (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate, partnership or limited liability company (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, such Person.
8.1.3 Enforceability. The execution and delivery of this Purchase Agreement and the other Purchase Documents to which the Issuer or any Subsidiary is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2 Governmental Approvals. The execution, delivery and performance by the Issuer or any Subsidiary of this Purchase Agreement and the other Purchase Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.
8.3 Title to Properties(a). (a) Except as indicated on Schedule 8.3(a) hereto, the Issuer and the Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Issuer and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except (i) property and assets which are not integral to the operations of the Stations or publishing operations owned by the Issuer or its Subsidiaries as such Stations or publishing operations are operated immediately prior to the Balance Sheet Date, (ii) property and assets which do not consist of a Station or publishing asset which have been sold or otherwise disposed of in the ordinary course of business since that date, (iii) property and assets which have been replaced since that date or (iv) property and assets which have been sold or otherwise disposed of after the Effective Date as permitted hereunder), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
(b) Schedule 8.3(b) hereto, as updated from time to time in accordance with §10.5 sets forth all of the Stations of the Issuer and its Subsidiaries at the time of reference thereto.
8.4 Financial Statements and Projections.
8.4.1 Fiscal Year. The Issuer and each of the Subsidiaries has a fiscal year which is the twelve (12) months ending on February 28, or in the case of a leap year, February 29, of each calendar year.
8.4.2 Financial Statements. There has been furnished to the Purchaser the consolidated balance sheet of the Issuer and its subsidiaries, as at the Balance Sheet Date, and the related, similarly adjusted, consolidated statements of income and cash flow for the fiscal year then ended, each certified by an authorized officer of the Issuer. Such balance sheet and statement of income and cash flow have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Issuer and its subsidiaries, as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Issuer or any of its subsidiaries, as of the Purchase Date, involving material amounts, known to any officer of the Issuer or of any of the Subsidiaries not disclosed in the balance sheet dated the Balance Sheet Date and the related notes thereto other than contingent liabilities disclosed to the Purchaser in writing.
8.4.3 Projections. There has been furnished to the Purchaser the projections of the consolidated earnings before interest, taxes, depreciation and amortization of the Issuer and its Subsidiaries for the fiscal years ended February 28, 2012 through the fiscal year ended February 28, 2016, copies of which are attached hereto as Exhibit D (the “Projections”), which disclose all assumptions made with respect to general economic, financial and market conditions used in formulating the Projections. To the knowledge of the Issuer or any of the Subsidiaries as of the Effective Date and each Purchase Date, no facts exist that (individually or in the aggregate) would result in any material change in any of the Projections. The Projections are based upon reasonable estimates and assumptions at the time made, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Issuer and the Subsidiaries, of the results of operations and other information projected therein.

8.5 No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, neither the Issuer nor any Subsidiary has made any Restricted Payment except as set forth on Schedule 8.5 hereto or after the Effective Date as permitted by §10.4.
8.6 Franchises, Patents, Copyrights, etc. The Issuer and each of its Subsidiaries possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted without known material conflict with any rights of others.
8.7 Litigation. Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Issuer or any of its Subsidiaries before any Governmental Authority, (a) that, could reasonably be expected to, in each case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Issuer and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Issuer and its subsidiaries, or (b) which question the validity of this Purchase Agreement or any of the other Purchase Documents, or any action taken or to be taken pursuant hereto or thereto.
8.8 No Materially Adverse Contracts, etc. None of the Issuer or any of the Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Issuer or any of the Subsidiaries is a party to any contract or agreement that has or is expected, in the reasonable judgment of the Issuer’s officers, to have any Material Adverse Effect.
8.9 Compliance with Other Instruments, Laws, Status as Senior Debt, etc. None of the Issuer or any of the Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to have a Material Adverse Effect.
8.10 Tax Status. The Issuer and the Subsidiaries (a) have made or filed all federal, state, local and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except where failure to have done so could not reasonably be expected to result in a Material Adverse Effect and (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Issuer or its Subsidiaries, as the case may be, and except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction (except those being contested in good faith by appropriate proceedings subject to the Issuer or the applicable Subsidiary having established adequate reserves in conformity with GAAP for the payment of such disputed taxes and except where the failure to pay such disputed taxes could not reasonably be expected to result in a Material Adverse Effect), and none of the officers of the Issuer know of any reasonable basis for any such claim.

8.11 No Event of Default. No Default or Event of Default has occurred and is continuing.
8.12 Investment Company Acts and Communications Act. None of the Issuer, any Person Controlling or any Subsidiary (i) is a “public-utility company”, “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, and none of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. The Issuer and each of its Subsidiaries is in compliance with the Communications Act with regard to alien control or ownership.
8.13 Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Issuer or any of the Subsidiaries or any rights relating thereto.
8.14 [Reserved].
8.15 Certain Transactions. Except for arm’s length transactions pursuant to which the Issuer or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Issuer or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Issuer or any of its Subsidiaries is presently a party to any transaction with the Issuer or any of its Subsidiaries (other than for services as employees, officers and directors and independent contractors in the ordinary course of business), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Issuer, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.16 Employee Benefit Plans.
8.16.1 In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Issuer has heretofore delivered to the Purchaser the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.
8.16.2 Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Issuer may terminate each employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Issuer without liability to any Person other than for claims arising prior to termination.
8.16.3 Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Issuer nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Issuer or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.
8.16.4 Multiemployer Plans. Neither the Issuer nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Issuer nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

8.17 [Reserved].
8.18 Environmental Compliance. The Issuer has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:
(a) none of the Issuer, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could reasonably be expected to have a material adverse effect on the environment or a Material Adverse Effect;
(b) neither the Issuer nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Issuer or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
(c) except as set forth on Schedule 8.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Issuer, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Issuer or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Issuer’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Issuer’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d) none of the Issuer and its Subsidiaries, any real property subject to a mortgage or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.
8.19 Subsidiaries, etc. Schedule 8.19 hereto sets forth all of the Subsidiaries of the Issuer as of the Effective Date. Except as set forth on Schedule 8.19, neither the Issuer nor any Subsidiary is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary is listed on Schedule 8.19 hereto.
8.20 Disclosure. Neither this Purchase Agreement nor any of the other Purchase Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Issuer or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Issuer or any of its Subsidiaries which has had a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions or changes affecting the broadcasting or publishing industries generally resulting from new technologies.
8.21 Licenses and Approvals.
(a) Each of the Issuer and its Subsidiaries has all requisite power and authority and Necessary Authorizations to hold the FCC Licenses and to own and operate its Stations and to carry on its businesses as now conducted.
(b) Set forth in Schedule 8.21 hereto, as updated from time to time in accordance with §10.5, is a complete description of all FCC Licenses of the Issuer and/or its Subsidiaries and the dates on which such FCC Licenses expire. Complete and correct copies of all such FCC licenses have been delivered to the Purchaser. Except as set forth on Schedule 8.21, each such FCC License which is necessary to the operation of the business of the Issuer or any of its Subsidiaries is validly issued and in full force and effect and, in respect of each such license that has expired by its terms, a timely renewal application has been filed and the Issuer and/or its Subsidiaries has authority to continue operating the applicable Station pending action on such application and, except as set forth on Schedule 8.7 the Issuer and its Subsidiaries do not know of any matters that could reasonably be expected to result in the non-renewal of any material license; and except as set forth on Schedule 8.7 and Schedule 8.21, the Issuer and each of its Subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to each such FCC License; in each case, provided that such exceptions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and provided further that the Issuer or such Subsidiary is taking all reasonable and appropriate steps to contest or mitigate its potential liabilities in respect of such exceptions and has set aside on its books adequate reserves in conformity with GAAP with respect thereto. Except as set forth on Schedule 8.7 and Schedule 8.21, no event has occurred which: (i) has resulted in, or after notice or lapse of time or both would result in, revocation or termination of any FCC License, or (ii) materially and adversely affects or in the future could reasonably be expected to materially adversely affect any of the rights of the Issuer or any of its Subsidiaries under any FCC License, except for such events (including such events set forth on Schedule 8.7 and Schedule 8.21) which could not reasonably be expected to cause an Event of Default pursuant to §14.1(t) and so long as the Issuer or the applicable Subsidiary shall have complied with §9.10(b)(iv). No material license or franchise, other than the FCC Licenses described in Schedule 8.21 which have been obtained, is necessary for the operation of the business (including the Stations) of the Issuer or any of its Subsidiaries as now conducted.
(c) Except as set forth on Schedule 8.7 and Schedule 8.21, as such Schedule 8.21 may be updated from time to time pursuant to §10.5, none of the Issuer or any of its Subsidiaries is a party to or has knowledge of any investigation, notice of violation, order or complaint issued by or before any Governmental Authority, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television broadcasting industry generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of the Issuer and its Subsidiaries taken as a whole or the business of the Issuer and its Subsidiaries taken as a whole, provided that any such investigations, violations, orders or complaints issued by or before any Governmental Authority or proceedings could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and provided further that the Issuer or such Subsidiary is taking all reasonable and appropriate steps to contest or mitigate its potential liabilities in respect of such investigations, violations, orders or complaints or proceedings and has set aside on its books adequate reserves in conformity with GAAP with respect thereto. Except as set forth on Schedule 8.7, none of the Issuer or any of its Subsidiaries has reason to believe that any of the FCC Licenses described in Schedule 8.21, as updated from time to time pursuant to §10.5, will not be renewed, except for those the failure to be in full force and effect after the Effective Date could not reasonably be expected to have a Material Adverse Effect. Each of the Issuer and its Subsidiaries has filed all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Licenses or the activities or business of such Person with respect thereto and has timely paid all FCC annual regulatory fees assessed with respect to its FCC Licenses.
(d) All FCC Licenses and other licenses, permits and approvals relating to the Stations are held by a License Subsidiary. No License Subsidiary (A) owns or holds any assets (including the ownership of stock or any other interest in any Person) other than FCC Licenses and other licenses, permits and approvals relating to the Stations, (B) is engaged in any business other than the holding, acquisition and maintenance of FCC Licenses and other licenses, permits and approvals relating to the Stations, (C) has any Investments in any Person other than the Issuer or (D) owes any Indebtedness (other than (x) Indebtedness to the Purchaser pursuant to the Guaranty and (y) contingent obligations pursuant to Subordinated Debt consisting of guaranties of Subordinated Debt to any Person other than the Issuer).

8.22 Material Agreements. All material radio or television network affiliation, programming, engineering, consulting, management, employment and related agreements, if any, of the Issuer and its Subsidiaries which are presently in effect in connection with, and are material and necessary to, the conduct of the business of the Issuer or any of its Subsidiaries, including without limitation the operation of any Station by the Issuer or any of its Subsidiaries, are valid, subsisting and in full force and effect and none of the Issuer, any of its Subsidiaries or, to the Issuer’s best knowledge, any other Person are in material default thereunder.
8.23 Solvency. As of the date on which this representation and warranty is made, each of the Issuer and the Subsidiaries is Solvent, both before and after giving effect to the transactions contemplated hereby consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection herewith and therewith.
8.24 Excluded Subsidiaries. The entities set forth in clause (a) of the definition of “Excluded Subsidiaries” do not own or operate any Station, broadcasting business or publishing business within the United States and either own no assets or own only stock of Persons whose primary businesses are owning or operating broadcasting businesses outside the United States. The primary business of Ciudad, LLC is the magazine publishing business. The Austin Partnership is a Texas limited partnership, 49.69443% of which is owned by Emmis OpCo. RAM is a Texas limited liability company, 50.1% of which is owned by Emmis OpCo.
8.25 Private Offering. Neither the Issuer nor anyone acting on the behalf of the Issuer has offered the Notes or any similar security for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act of 1933.
9. AFFIRMATIVE COVENANTS.
The Issuer covenants and agrees that, so long as the Notes or other Obligation is outstanding:
9.1 Punctual Payment. The Issuer will duly and punctually pay or cause to be paid the principal and interest on the Notes and all fees and amounts provided for in this Purchase Agreement and the other Purchase Documents to which the Issuer or any of its Subsidiaries is a party, all in accordance with the terms of this Purchase Agreement and such other Purchase Documents.

9.2 Maintenance of Office. The Issuer will maintain its chief executive office at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 or at such other place in the United States of America as the Issuer shall designate upon written notice to the Purchaser, where notices, presentations and demands to or upon the Issuer in respect of the Purchase Documents to which the Issuer is a party may be given or made.
9.3 Records and Accounts. The Issuer will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants reasonably satisfactory to the Purchaser as the independent certified public accountants of the Issuer and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Issuer and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Purchaser.
9.4 Financial Statements, Certificates and Information. The Issuer will deliver to the Purchaser:
(a) as soon as practicable, but in any event not later than eighty (80) days after the end of each fiscal year of the Issuer, the audited consolidated balance sheet of the Issuer and its subsidiaries, as at the end of such year, and the related audited consolidated statements of income and audited consolidated statements of cash flow, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements (i) to be in reasonable detail, prepared in accordance with GAAP and the requirements of the SEC and (ii) to be certified without qualification and without an expression of uncertainty as to the ability of the Issuer or any of the Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants reasonably satisfactory to the Purchaser (provided that the absences of such qualification or expression shall not be required with respect to any year prior to the fiscal year ending February 28, 2013), together with a written statement from such accountants to the effect that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default related to or arising from accounting matters, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Purchaser for failure to obtain knowledge of any Default or Event of Default;
(b) (i) as soon as practicable, but in any event not later than fifty (50) days after the end of each of the fiscal quarters of the Issuer, copies of the unaudited consolidated balance sheets of the Issuer and its subsidiaries as at the end of such quarter, and the related consolidated statements of income and cash flows for the fiscal quarter then ended, all in reasonable detail and prepared in accordance with GAAP and SEC requirements, together with a certification by the principal financial or accounting officer of the Issuer that the information contained in such financial statements fairly presents the financial position of the Issuer and their respective subsidiaries on the date thereof (subject to year-end adjustments);

(ii) as soon as practicable, but in any event not later than thirty (30) days after the end of each month, copies of the unaudited consolidated balance sheets of the Issuer and its subsidiaries as at the end of such month, and the related consolidated statements of income for the fiscal month then ended, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Issuer that the information contained in such financial statements fairly presents the financial position of the Issuer and its subsidiaries on the date thereof (subject to year-end and quarter-end adjustments);
(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b)(i) above, (i) a statement certified by the principal financial or accounting officer of the Issuer in substantially the form of Exhibit E hereto or any other form acceptable to the Purchaser (a “Compliance Certificate”) and certifying that no Default or Event of Default is then continuing or describing the nature and duration of any then continuing Default or Event of Default and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 of the OpCo Credit Agreement (as in effect on the date hereof) and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, (ii) a schedule in form and detail reasonably satisfactory to the Purchaser of computations of (x) Consolidated Net Income (along with a schedule that reconciles the net income (or loss) of the Issuer and its subsidiaries on a consolidated basis to the net income (or loss) of Emmis OpCo and its Subsidiaries on a consolidated basis) and (y) Consolidated EBITDA and other financial covenant-related calculations detailing the adjustments made to exclude Excluded Subsidiaries from such computations, in each case, prepared by the principal financial or accounting officer of the Issuer, (iii) a schedule in form and detail reasonably satisfactory to the Purchaser of the amount of cash and cash equivalents as of the end of such fiscal quarter in each of the Issuer’s and each of the Subsidiary’s deposit accounts and securities accounts, (iv) a schedule in form and detail reasonably satisfactory to the Purchaser tracking and detailing the existing Investments made pursuant to the terms of §10.3(j) of the OpCo Credit Agreement (as in effect on the date hereof) and the replenishment in accordance with the terms of the definition of Investment and (v) a schedule in form and detail reasonably satisfactory to the Purchaser tracking and detailing the Distributions of Emmis OpCo made to the Issuer and the reasons therefor;
(d) promptly upon completion thereof and in any event no later than eighty (80) days after the beginning of each fiscal year of the Issuer, the Issuer’s annual operating budget in the form of consolidated financial projections for such fiscal year and prepared on a quarterly basis and setting forth projected operating results for each quarter in such fiscal year and for the fiscal year as a whole, including projections of operating cash flow together with a quarterly itemization of estimated taxes and Capital Expenditures for such fiscal year, which are prepared on the basis of reasonable assumptions; and
(e) from time to time such other financial data and information (including, without limitation, accountants’ management letters) with respect to the condition or operations, financial or otherwise, of the Issuer and the subsidiaries (including Excluded Subsidiaries) as the Purchaser may reasonably request.

9.5 Notices and Other Information.
9.5.1 Defaults. The Issuer will promptly notify the Purchaser in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Issuer proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Purchase Agreement or any other note, evidence of indebtedness, indenture or other obligation in an amount equal to or greater than $5,000,000 to which or with respect to which the Issuer or any of the Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Issuer shall forthwith give written notice thereof to the Purchaser, describing the notice or action and the nature of the claimed default.
9.5.2 Environmental Events. The Issuer will promptly give notice to the Purchaser (a) of any violation of any Environmental Law that the Issuer or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.
9.5.3 Notices to OpCo Administrative Agent. To the extent that compliance with the OpCo Credit Agreement requires Emmis OpCo or its Subsidiaries to provide the OpCo Administrative Agent with any financial statement, appraisal, report, projection, certificate, notice, estimate, calculation or similar writing, the Issuer shall substantially concurrently therewith deliver a copy of such financial statement, appraisal, report, projection, notice, estimate, calculation or similar writing to the Purchaser.
9.5.4 Notice of Litigation and Judgments. The Issuer will, and will cause each of its Subsidiaries to, give notice to the Purchaser in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Issuer or any of the Subsidiaries or to which any such Person is or becomes a party involving an uninsured claim against any such Person that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Issuer will, and will cause each of its Subsidiaries to, give notice to the Purchaser, in writing, in form and detail reasonably satisfactory to the Purchaser, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Issuer or any of the Subsidiaries in an amount in excess of $5,000,000.
9.5.5 Notice of FCC Filings. The Issuer will, and will cause each of its Subsidiaries to, contemporaneously with the filing or mailing thereof, give notice to the Purchaser, of such filing or mailing of any periodic or special reports of a material nature filed with the FCC and relating to any Station owned or operated by the Issuer or any of the Subsidiaries.
9.5.6 [Reserved].

9.5.7 Foreign Subsidiaries. The Issuer will, and will cause each of its Subsidiaries to, promptly give notice to the Purchaser in writing of the acquisition or creation of any new direct subsidiary that is not organized under the laws of the United States or any state or political subdivision of the United States.
9.6 Legal Existence; Conduct of Business; Maintenance of Properties. Except as otherwise permitted under §10.5.1(a) of the OpCo Credit Agreement (as in effect on the date hereof), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership without providing at least thirty (30) days’ prior written notice to the Purchaser. Except as otherwise permitted under §10.5, the Issuer (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (iii) will, and will cause each of its Subsidiaries (other than the License Subsidiaries) to, continue to engage primarily in the radio and television broadcasting and/or magazine publishing businesses now conducted by each of them and in related businesses, (iv) will cause each of the License Subsidiaries to engage solely in the business of holding the FCC Licenses necessary for the Operating Subsidiaries to operate the Stations operated by each of them, (v) will, and will cause each of its Subsidiaries to, obtain, maintain, preserve, renew, extend and keep in full force and effect all permits, rights, licenses, franchises, authorizations, patents, trademarks, copyrights and privileges to the extent necessary for the proper conduct of its business, including FCC Licenses and (vi) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent the Issuer from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.
9.7 Insurance. The Issuer will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and as is consistent with sound business practice in the industry. In the event of any failure by the Issuer or any of its Subsidiaries to provide and maintain insurance as required herein, the Purchaser may after notice to the Issuer to such effect, provide such insurance and charge the amount thereof to the Issuer and the Issuer hereby promises to pay to the Purchaser on demand the amount of any disbursements made by the Purchaser for such purpose. Within ninety (90) days of the end of each fiscal year of the Issuer, the Issuer shall furnish to the Purchaser certificates or other evidence reasonably satisfactory to the Purchaser of compliance with the foregoing provisions.

9.8 Taxes. The Issuer will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Issuer on an individual basis or of the Issuer and its Subsidiaries on a consolidated basis) imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property unless failure to pay could not reasonably be expected to cause a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof is then being contested in good faith by appropriate proceedings and if the Issuer or such Subsidiary shall have set aside on its books adequate reserves in conformity with GAAP with respect thereto; and provided further that the Issuer and each Subsidiary of the Issuer will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
9.9 Inspection of Properties and Books, etc.
9.9.1 General. The Issuer shall permit the Purchaser or Purchaser’s other designated representatives to visit and inspect any of the properties of the Issuer or any of its Subsidiaries, to examine the books of account of the Issuer and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Issuer and its Subsidiaries with, and to be advised as to the same by, its and their officers, all upon reasonable advance notice to the Issuer and at such reasonable times and intervals as the Purchaser may reasonably request.
9.9.2 Appraisals. If an Event of Default shall have occurred and be continuing, upon the request of the Purchaser, the Issuer will obtain and deliver to the Purchaser appraisal reports in form and substance and from appraisers reasonably satisfactory to the Purchaser, stating (a) the then current fair market, orderly liquidation and forced liquidation values of one or more of the Stations owned by the Issuer or its Subsidiaries, business units that hold the publishing assets and/or the Mortgaged Properties and (b) the then current business value of each of the Issuer and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Issuer.
9.9.3 Communications with Accountants. The Issuer authorizes the Purchaser to communicate directly with such Person’s independent certified public accountants and authorizes such accountants to disclose to the Purchaser any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Issuer or any of the Subsidiaries. At the request of the Purchaser, the Issuer shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.

9.10 Compliance with Laws, Contracts, Licenses, and Permits.
(a) The Issuer will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws and the Communications Act, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments, unless failure to comply could not reasonably be expected to cause a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Issuer or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Purchase Documents to which the Issuer or such Subsidiary is a party, the Issuer will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Issuer or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Purchaser with evidence thereof.
(b) The Issuer will, and will cause each of its Subsidiaries to, (i) operate its Stations, unless failure to comply could not reasonably be expected to cause a Material Adverse Effect, in accordance with and in compliance with the Communications Act, (ii) file in a timely manner all necessary applications for renewal of all FCC Licenses that are material to the operations of its Stations, (iii) use its reasonable best efforts to defend any proceedings which could result in the termination, forfeiture or non-renewal of any FCC License, and (iv) promptly furnish or cause to be furnished to the Purchaser: (A) a copy of any order or notice of the FCC which designates any of the Issuer’s or any of its Subsidiaries’ FCC Licenses for a hearing or which refuses renewal or extension thereof, or reverses or suspends its or any of its Subsidiaries’ authority to operate a Station, (B) a copy of any competing application filed with respect to any of its franchises, licenses (including FCC Licenses), rights, permits, consents or other authorizations pursuant to which the Issuer or any of the Issuer’s Subsidiaries operates any Station, (C) a copy of any citation, notice of violation or order to show cause issued by the FCC in relation to any of the Issuer’s or any of its Subsidiaries’ Stations and (D) a copy of any notice or application by the Issuer or any of its Subsidiaries requesting authority to cease broadcasting on any Station or to cease operating any Station for any period in excess of five (5) days.
9.11 Employee Benefit Plans. The Issuer will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Purchaser, furnish to the Purchaser a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Purchaser any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly upon request of the Purchaser, furnish to the Purchaser a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.
9.12 Consenting OpCo Lender Notice Addresses. Upon request from the Purchaser from time to time, the Issuer will provide to the Purchaser a notice address and contact information for each Consenting OpCo Lender to the extent the Issuer has such information. If the Issuer does not have such information, the Issuer will request such information from the OpCo Administrative Agent.

9.13 [Reserved].

9.14 [Reserved].

9.15 [Reserved].
9.16 Further Assurances. The Issuer will, and will cause each of its Subsidiaries to, cooperate with the Purchaser and execute such further instruments and documents as the Purchaser shall reasonably request to carry out to their satisfaction the transactions contemplated by this Purchase Agreement and the other Purchase Documents.
9.17 Bridge to Sale Transactions Generally.
(a) (i) Bridge to Sale Transfers Generally. The Issuer agrees that the Issuer will not, and will not permit any Subsidiary to, consummate a Bridge to Sale Transfer, (x) in the case of any Bridge to Sale Transfer prior to the Discharge of the OpCo Credit Agreement, unless such Bridge to Sale Transfer is permitted under the OpCo Credit Agreement (as in effect on the date hereof) and (y) thereafter unless the following conditions have been satisfied to the satisfaction of the Purchaser:
(A) such Bridge to Sale Transfer is to a Bridge to Sale Excluded Subsidiary and a Bridge to Sale License Subsidiary; and
(B) the Investment constituting the Bridge to Sale Transfer satisfies the conditions set forth in §10.3(j) of the OpCo Credit Agreement (as in effect on the date hereof); and
(C) the Asset Sale constituting the Bridge to Sale Transfer satisfies the conditions set forth in §10.5.2(g)(i) of the OpCo Credit Agreement (as in effect on the date hereof); and
(D) such Bridge to Sale Transfer shall occur contemporaneously with the execution and delivery of a LMA Agreement that is a Bridge to Sale Transaction Document by the applicable Bridge to Sale Excluded Subsidiary and, if applicable, the applicable Bridge to Sale License Subsidiary, on the one hand, and a non-Affiliate third party, on the other hand.
(ii) Interests of Bridge to Sale Excluded Subsidiary and Bridge to Sale License Subsidiary. The Issuer agrees that, at all times, (i) the Issuer or one of its Subsidiaries shall hold 100% of the issued and outstanding Capital Stock of each Bridge to Sale Excluded Subsidiary and (ii) the applicable Bridge to Sale Excluded Subsidiary shall hold 100% of the issued and outstanding Capital Stock of any Bridge to Sale License Subsidiary that holds the FCC License associated with any Station held by such Bridge to Sale Excluded Subsidiary.
(b) [Reserved]

(c) Distributions. Upon receipt by a Bridge to Sale Excluded Subsidiary, a Bridge to Sale License Subsidiary or other Affiliate of the Issuer of any cash payments under a Bridge to Sale Transaction Document, the Issuer shall cause such Person to promptly, but in no event more than (i) two (2) Business Days thereafter for any proceeds of any Bridge to Sale Third Party Transaction and (ii) five (5) Business Days thereafter for any cash payments made under any LMA Agreement, make a cash distribution to Emmis OpCo equal to 100% of such cash payments and other proceeds received by such Person, provided that such Bridge to Sale Excluded Subsidiary, such Bridge to Sale License Subsidiary or other Affiliate of the Issuer may retain and shall not be required to make a cash distribution as otherwise required (x) with respect to that portion of any cash payments received pursuant to any LMA Agreement that are used to pay reasonable out-of-pocket expenses incurred by such Bridge to Sale Excluded Subsidiary in connection with the operation of the relevant Station during the period for which such cash payments relate, (y) with respect to that portion of any cash payments received pursuant to any LMA Agreement approved by the OpCo Administrative Agent or, after the Discharge of the OpCo Credit Agreement, the Purchaser in writing (such approval not to be unreasonably withheld) that are reserved to pay reasonable out-of-pocket expenses anticipated to be incurred by such Bridge to Sale Excluded Subsidiary in connection with the operation of the relevant Station during the relevant period for which such cash payments relate and (z) with respect to that portion of proceeds received from a Bridge to Sale Third Party Transaction that are applied to pay reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such sale, including any income taxes payable as a result of such sale and the amount of any transfer or documentary taxes required to be paid by such Person in connection with such sale. Such cash distributions shall not constitute cash returns of capital for purposes of §10.3(j) of the OpCo Credit Agreement (as in effect on the date hereof).
(d) Bridge to Sale Third Party Transactions Generally. Not less than three Business Days prior to the entry by the Issuer, Emmis OpCo, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any other Affiliate thereof into any Bridge to Sale Transaction Documents, the Issuer shall deliver to the Purchaser current drafts of all such Bridge to Sale Transaction Documents. Further, concurrently with the execution and delivery of such Bridge to Sale Transaction Documents by the Issuer, Emmis OpCo, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any other Affiliate thereof, the Issuer shall deliver to the Purchaser certified true, correct and complete copies of all such Bridge to Sale Transaction Documents.
The Issuer shall not permit any Bridge to Sale Excluded Subsidiary or any Bridge to Sale Licensed Subsidiary to consummate a Bridge to Sale Third Party Transaction unless the Bridge to Sale Transaction Conditions have been satisfied.
9.18 Public Disclosure. The Issuer agrees that it will not in the future issue any press release or other public disclosure using the name of the Purchaser or its Affiliates or referring to this Purchase Agreement or the other Purchase Documents without at least two (2) Business Days’ prior notice to the Purchaser and without the prior written consent of the Purchaser, unless (and only to the extent that) the Issuer is required to do so under law and then, in any event, the Issuer will consult with the Purchaser before issuing such press release or other public disclosure.

9.19 Use of Proceeds. The Issuer agrees that it will use the proceeds from the issuance of the Notes solely to fund one or more TRS Transactions, to fund the purchase price for the Preferred Stock pursuant to the Tender Offer and to pay fees and expenses in connection with the transactions contemplated hereby. No part of such proceeds will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.
9.20 TRS Transaction Termination. Immediately upon the delivery of the Subject Preferred Stock to the Issuer or any Affiliate of the Issuer or upon the settlement or termination of any TRS Transaction, the Issuer or such Affiliate of the Issuer will cancel the Subject Preferred Shares upon such delivery, settlement or termination.
9.21 TRS Transaction Disposition. In the event that the Issuer or any Affiliate of the Issuer receives any proceeds (whether in cash or in kind) from the sale, transfer, assignment or other disposition of any TRS Transaction, the Issuer or such Affiliate of the Issuer will deposit such proceeds into a segregated account and not withdraw or otherwise release such proceeds without the consent of the Purchaser.
10. NEGATIVE COVENANTS.
The Issuer covenants and agrees that, so long as the Notes or any other Obligation is outstanding:
10.1 Restrictions on Indebtedness. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness, except (1) Permitted Refinancing Indebtedness incurred to refinance the OpCo Credit Agreement and (2) Indebtedness of Emmis OpCo and any of its Subsidiaries to the extent expressly permitted pursuant to §10.1 of the OpCo Credit Agreement (as in effect on the date hereof); provided, however, that notwithstanding the foregoing, no Indebtedness (other than Indebtedness permitted under clauses (a) through (d), (f), (g), (i) or (j) of §10.1 of the OpCo Credit Agreement (as in effect on the date hereof)) shall be incurred, assumed, or guaranteed by Emmis OpCo or any of its Subsidiaries nor will Emmis OpCo or any of its Subsidiaries become liable therefor unless at the time of such incurrence, assumption or guarantee or at the time Emmis OpCo or its Subsidiaries become liable therefor and after giving effect thereto, the Total Leverage Ratio shall be less than 3.0:1.0, as evidenced by a certificate of the Issuer substantially in the form of Exhibit J (the “Total Leverage Ratio Certificate”) delivered to the Purchaser prior to the incurrence of such indebtedness; provided, however, that Permitted Refinancing Indebtedness may be incurred without regard to the Total Leverage Ratio restrictions set forth herein.

10.2 Restrictions on Liens.
10.2.1 Permitted Liens. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom outside the ordinary course of business for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors (other than in respect of de minimus amounts); or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse (other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement); provided that Emmis OpCo or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist any Lien, deposit, pledge, encumbrance, security agreement or mortgage (1) to the extent expressly permitted by §10.2.1 of the OpCo Credit Agreement (and any permitted amendment thereto) and (2) for the avoidance of doubt, in favor of the OpCo Lenders and OpCo Administrative Agent to secure the OpCo Obligations under the OpCo Credit Agreement, and any Permitted Refinancing Indebtedness; provided further that this §10.2.1 shall not apply to liens granted on the Subject Preferred Stock or the Issuer’s or Emmis OpCo’s right, title and interest in any TRS Transaction.
10.2.2 Restrictions on Negative Pledges and Upstream Limitations. The Issuer will not, nor will it permit Emmis OpCo or any of its Subsidiaries to enter into any agreement, contract or arrangement (other than this Purchase Agreement and the other Purchase Documents) restricting the ability of any Subsidiary of the Issuer to pay or make dividends or distributions in cash or kind to the Issuer, to make loans, advances or other payments of any nature to the Issuer, or to make transfers or distributions of all or any part of its assets to the Issuer; other than each of (a) and (b) in the case of restrictions or prohibitions to the text expressly permitted by clauses (i), (ii) and (iii) of §10.2.2 of the OpCo Credit Agreement (as in effect on the date hereof). Notwithstanding the forgoing, nothing in §10.2.2 shall restrict (x) the ability of Emmis OpCo or any Subsidiary of Emmis OpCo from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired to secure the “Obligations” (as defined in the OpCo Credit Agreement) or (y) any Subsidiary of Emmis OpCo to pay or make dividends or distributions in cash or kind to Emmis OpCo, to make loans, advances or other payments of any nature to Emmis OpCo, or to make transfers or distributions of all or any part of its assets to the Issuer.
10.3 Restrictions on Investments. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment, except Emmis OpCo and its Subsidiaries may make any Investment to the extent expressly permitted by §10.3 of the OpCo Credit Agreement (as in effect on the date hereof).
10.4 Restricted Payments. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, make any Restricted Payments, except Emmis OpCo and its Subsidiaries may make Restricted Payments to the extent expressly permitted pursuant to §10.4 of the OpCo Credit Agreement (as in effect on the date hereof).

10.5 Merger, Consolidation, Acquisition and Disposition of Assets.
10.5.1 Mergers and Acquisitions. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition, or enter into any LMA Agreement, except Emmis OpCo and its Subsidiaries may become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition, or enter into any LMA Agreement to the extent expressly permitted pursuant to §10.5.1 of the OpCo Credit Agreement (as in effect on the date hereof).
10.5.2 Disposition of Assets. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, become a party to or agree to or effect any disposition or swap of assets (which, for the avoidance of doubt, shall include Asset Sales and Asset Swaps), including Capital Stock of any Subsidiary (whether by means of a public or private offering or otherwise), except Emmis OpCo and its Subsidiaries may become a party to or agree to or effect any disposition or swap of assets (which, for the avoidance of doubt, shall include Asset Sales and Asset Swaps), including Capital Stock of any Subsidiary (whether by means of a public or private offering or otherwise) (i) to the extent expressly permitted pursuant to §10.5.2 of the OpCo Credit Agreement (as in effect on the date hereof) and (ii) with respect to one (1) Bridge to Sale Third Party Transaction that provides for the sale of the related assets by Emmis OpCo or an Excluded Subsidiary at a future price specified pursuant to the related Bridge to Sale Transaction Documents, at a time prior to the time specified in the related Bridge to Sale Transaction Documents and at a price lower than such specified future price, so long as the aggregate sales price in such transaction is deemed to be for fair market value in the sole reasonable judgment of the Board of Directors of the Issuer (such disposition described in this clause (ii), the “KMVN Sale.”); provided that this §10.5.2 shall not apply to any sale or other disposition of the Subject Preferred Stock or the Issuer’s or Emmis OpCo’s right, title and interest in any TRS Transaction.
10.6 Sale and Leaseback; LMA Agreements. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Issuer or any Subsidiary of the Issuer shall sell or transfer any property or Station or any significant portion of the property, assets and ownership rights used in connection with the operation of a Station owned by it in order then or thereafter to lease such property or Station (or associated rights or assets) or lease other property that the Issuer or any Subsidiary of the Issuer intends to use for substantially the same purpose as the property being sold or transferred or in order to then or thereafter enter into a LMA Agreement (or a similar agreement regardless of whether such agreement is with a non-Affiliate or an Affiliate) directly or indirectly relating to such property or the Station operated in connection with such property except that Emmis OpCo and its Subsidiaries may enter into any such transaction to the extent expressly permitted by §10.6 of the OpCo Credit Agreement (as in effect on the date hereof).
10.7 Compliance with Environmental Laws. The Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that in any of clauses (a) through (e) would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

10.8 Subordinated Debt. The Issuer will not amend, supplement or otherwise modify the terms of, or any other agreement relating to, Subordinated Debt or (except as otherwise expressly permitted under §10.4) prepay, redeem, repurchase, defease, or issue any notice of redemption or defeasance with respect to, any of the Subordinated Debt, provided, however, that this §10.8 shall not restrict the right of the Issuer or any of its Subsidiaries to amend any document evidencing Subordinated Debt to extend the maturity thereof or amend any covenants therein so as to make such covenants less restrictive for the Issuer and its Subsidiaries.
10.9 Employee Benefit Plans. Neither the Issuer nor any ERISA Affiliate will:
(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Issuer or any of its Subsidiaries; or
(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or
(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Issuer or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or
(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or
(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or
(f) permit or take any action which would contravene any Applicable Pension Legislation in any way which could reasonably be expected to have a Material Adverse Effect.
10.10 Fiscal Year. The Issuer will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §8.4.1.

10.11 Transactions with Affiliates. The Issuer will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (including, without limitation, the Excluded Subsidiaries), and the Issuer will not engage in any transaction with any Excluded Subsidiary, in each case whether or not in the ordinary course of business and including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Issuer or such Subsidiary, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, other than on fair and reasonable terms substantially similar to those that would be obtainable at the time by the Issuer or such Subsidiary, as applicable, and such Affiliate in a comparable arm’s length transaction between or among Persons that are not Affiliates of one another except that the Issuer, Emmis OpCo and its Subsidiaries may engage in any such transaction to the extent expressly permitted by §10.11 of the OpCo Credit Agreement (as in effect on the date hereof).
10.12 Certain Intercompany Matters. The Issuer will not permit any of its Excluded Subsidiaries to (a) fail to satisfy customary formalities with respect to organization separateness, including (i) the maintenance of separate books and records and (ii) the maintenance of separate bank accounts in its own name, (b) fail to act solely in its own name and through its authorized officers and agents, (c) commingle any money or other assets of any Excluded Subsidiary with any money or other assets of the Issuer or any other Subsidiary of the Issuer, or (d) take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of the Excluded Subsidiaries being ignored under any circumstance.
10.13 Activities and Indebtedness of the Issuer. The Issuer shall not (i)(x) perform any services or activities, or make any cash payments for the performance of any services or activities, other than those services and activities described in clauses (i) through (viii) of the definition of “Issuer Corporate Overhead Expenses” or reasonably related thereto, or (y) perform any services or activities, or make any cash payments for the performance of any services or activities that are ordinarily performed or paid for by an operating company, (ii) engage in any trade or business, (iii) own any assets, (iv) directly or indirectly, beneficially or otherwise, hold or own (whether pursuant to an Asset Swap or otherwise) any Capital Stock or other securities of any Person, (v) issue or incur any Indebtedness or (vi) effect any Equity Issuances, except the Issuer may perform the services and activities, make cash payments for services and activities, engage in a trade or business, own assets, own Capital Stock or securities, issue or incur Indebtedness or effect Equity Issuances in each case to the extent expressly permitted pursuant to §10.13 of the OpCo Credit Agreement (as in effect on the date hereof).
10.14 Restrictions on Equity Issuances. None of the Issuer, Emmis OpCo or any Subsidiary shall effect any Equity Issuance on or after the Effective Date, except that Emmis OpCo may issue common stock to the extent expressly permitted pursuant to §10.14(a) of the OpCo Credit Agreement (or as otherwise consented to or approved by the OpCo Required Lenders) and the Issuer may issue common stock, other Capital Stock and Equity-Like Instruments to the extent expressly permitted by §10.14(b) of the OpCo Credit Agreement (or otherwise consented to or approved by the OpCo Required Lenders).

10.15 Bridge to Sale Transactions Generally. The Issuer shall not permit, and shall not permit Emmis OpCo or otherwise allow any Bridge to Sale Excluded Subsidiary or Bridge to Sale License Subsidiary to engage in any transaction of the type specified in clauses (i) through (viii) in §10.15 of the OpCo Credit Agreement (as in effect on the date hereof).
10.16 Debt Repurchases. The Issuer shall not, and shall not permit Emmis OpCo or any Subsidiary, Excluded Subsidiary or other Affiliate to, repurchase, buy, redeem, prepay, defease, receive an assignment of, issue any notice of redemption or defeasance with respect to, or otherwise cause the cancellation, forgiveness or purchase (including, without limitation, any setting aside of funds, or other provision for, or assurance of, payment), or enter into any other transaction which accomplishes a like result, of any of its Indebtedness (in each case other than the Notes and Obligations to the extent permitted hereby and the Senior Debt Obligations), except that the Issuer and Emmis OpCo may enter into any transaction to the extent expressly permitted pursuant to clauses (a), (b) or (c) of §10.16 of the OpCo Credit Agreement (as in effect on the date hereof).
10.17 Restrictions on Excluded Subsidiaries. The Issuer will not permit any of the Excluded Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (other than the OpCo Credit Agreement (as in effect on the date hereof) and the other OpCo Loan Documents (as in effect on the date hereof)) which directly or indirectly prohibits any such Excluded Subsidiary from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its subsidiaries whether now owned or hereafter acquired to secure the Obligations (other than restrictions on specific assets, which assets are the subject of purchase money security interests), or (b) enter into any agreement, contract or arrangement (other than this Purchase Agreement and the other Purchase Documents) restricting the ability of any such Excluded Subsidiary to pay or make dividends or distributions in cash or kind to the Issuer or any other Subsidiary or Excluded Subsidiary, to make loans, advances or other payments of any nature to the Issuer or any other Subsidiary or Excluded Subsidiary, or to make transfers or distributions of all or any part of its assets to the Issuer or any other Subsidiary or Excluded Subsidiary; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by any Excluded Subsidiary in the ordinary course of its business and (iii) property subject to a pending Asset Sale.
10.18 Restrictions on Amendments and Refinancings of the OpCo Credit Agreement. The Issuer shall not permit, and shall not permit Emmis OpCo or otherwise allow any amendments, amendments and restatements, supplements, waivers, restructurings, renewals, extensions, replacements, refinancings or other modifications of the OpCo Credit Agreement (as in effect on the date hereof) (collectively, a “Modification”) if the effect of such Modification is that the aggregate principal amount of term loans and revolving commitments under all such Modifications exceeds the principal amount of the term loans and revolving commitments outstanding and available as of the date hereof under the OpCo Credit Agreement, which amount is $220,057,653.00, by more than the sum of (i) $25,000,000, plus any accrued and unpaid interest to the date any Permitted Refinancing Indebtedness is incurred and (ii) the costs and expenses incurred in connection with any Refinancing Indebtedness.

11. [Reserved].
12. CONDITIONS.
Unless otherwise agreed to by the parties hereto, the obligations of the Issuer and the Purchaser hereunder shall be subject to the following conditions precedent on the Initial Purchase Date (unless otherwise provided herein):
12.1 Purchase Documents. This Purchase Agreement and the Notes shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Purchaser.
12.2 Certified Copies of Governing Documents. The Purchaser shall have received from the Issuer and each of the Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Effective Date, of each of its Governing Documents as in effect on such date of certification.
12.3 Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Issuer of this Purchase Agreement and the other Purchase Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Purchaser shall have been provided to the Purchaser.
12.4 Officer’s Certificates.
(a) The Purchaser shall have received from the Issuer an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each of such Person, each of the Purchase Documents to which such Person is or is to become a party; and (ii) to give notices and to take other action on its behalf under the Purchase Documents.
(b) On the Effective Date, the Purchaser shall have received from the Issuer a certificate substantially in the form of Exhibit F (the “Officer’s Certificate”), dated as of such date, certifying that (i) each of the representations and warranties made by such Person under this Purchase Agreement and the other Purchase Documents are true and correct in all material respects on such date as though made on such date, and (ii) each of the conditions set forth in this §12 have been satisfied.
12.5 OpCo Credit Agreement. The Purchaser shall have received from the Issuer a certified copy of the OpCo Credit Agreement (as in effect on the date hereof), and the OpCo Credit Agreement shall be in full force and effect, and no “Default” or “Event of Default” (each as defined in the OpCo Credit Agreement) shall have occurred and be continuing or result from the transactions contemplated hereby.

12.6 Fourth Amendment to the OpCo Credit Agreement. The Fourth Amendment to the OpCo Credit Agreement shall (i) be in form and substance satisfactory to the Purchaser, (ii) have been executed and delivered by the OpCo Required Lenders, (iii) have been acknowledged by the OpCo Administrative Agent and the OpCo Administrative Agent shall have approved Purchaser as an “Eligible Assignee” (as defined in the OpCo Credit Agreement) for purposes of exercising its purchase right pursuant to §21 hereof and (iv) become effective in accordance with the terms thereof.
12.7 [Reserved].
12.8 Financial Statements. The Purchaser shall have received copies of the consolidated financial statements of the Issuer and its subsidiaries as at February 28, 2011, prepared in accordance with GAAP and SEC requirements, together with a certification by the principal financial or accounting officer of the Issuer that the information contained in such financial statements fairly represents the financial position of the Issuer and its subsidiaries on the date thereof and that there are no contingent liabilities of the Issuer or any of its subsidiaries, as of the Effective Date involving material amounts, known to any officer of the Issuer or of any of the Subsidiaries not disclosed such consolidated financial statements and the related notes thereto other than contingent liabilities disclosed to the Purchaser in writing prior to the Effective Date.
12.9 Third Party Consents. All other necessary governmental and third party consents to and notices of the transactions contemplated by the Purchase Documents shall have been obtained and given, and evidence thereof reasonably satisfactory to the Purchaser shall have been provided to the Purchaser.
12.10 [Reserved].
12.11 Opinions of Counsel. The Purchaser shall have received a favorable legal opinion addressed to the Purchaser, dated as of the Initial Purchase Date, in form and substance reasonably satisfactory to the Purchaser, from:
(a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Issuer;
(b) Taft Stettinius & Hollister LLP, special Indiana counsel to the Issuer; and
(c) Wiley Rein LLP, FCC counsel to Issuer.
12.12 Compliance Certificate. The Purchaser shall have received from the Issuer a Compliance Certificate demonstrating compliance with the covenants set forth in §11 of the OpCo Credit Agreement as of the Effective Date (provided that, for purposes of this §12.12, the Issuer shall use Consolidated EBITDA for the Reference Period ended August 31, 2011), together with a certificate from the principal financial or accounting officer of the Issuer certifying that no Default or Event of Default or “Default” or “Event of Default” (as each such term is defined in the OpCo Credit Agreement) has occurred and is continuing as of the Effective Date.

12.13 [Reserved]
12.14 Financial Condition. The Purchaser shall be reasonably satisfied and shall have received an officer’s certificate certifying that there has been no event or occurrence which has had a Material Adverse Effect since the Balance Sheet Date.
12.15 Expenses. The Issuer shall have paid to the Purchaser all fees and expenses of the Purchaser (including fees and expenses of counsel) incurred in connection with the transactions contemplated hereby up to a maximum amount of $250,000.
12.16 [Reserved].
12.17 [Reserved].
12.18 Accountant’s Letter. The Purchaser shall have received a copy of the letter to the Issuer’s accountants pursuant to §9.9.3.
12.19 [Reserved].
12.20 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Purchase Agreement, the other Purchase Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.
13. CONDITIONS TO EACH PURCHASE DATE.
13.1 Conditions to Initial Purchase Date. The obligation of the Purchaser to purchase the Notes to be issued on such date shall be subject to the satisfaction of the conditions precedent in Article 12 and the satisfaction of the following additional conditions precedent on such date:
(a) The delivery of a Notice of Purchase;
(b) Each of the representations and warranties of the Issuer and the Subsidiaries contained in this Purchase Agreement, the other Purchase Documents or in any document or instrument delivered pursuant to or in connection with this Purchase Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the Purchase Date, with the same effect as if made at and as of that time;
(c) No Default or Event of Default has occurred and is continuing; and no “Default” or “Event of Default” has occurred and is continuing under the OpCo Credit Agreement;
(d) The original aggregate principal amount of the Notes issued on the Initial Purchase Date shall be at least $10,000,000 and not greater than $35,000,000;

(e) the Purchaser shall have received satisfactory evidence that the Issuer has registered the Purchaser or the holder of the Note in the Register;
(f) the Purchaser shall have received an officer’s certificate duly executed by a senior financial officer of Emmis OpCo certifying that Emmis OpCo would have been in compliance with clauses (b) and (c) above; and
(g) all documents, instruments and agreements relating to any TRS Transaction to be funded with the proceeds of the Note on the Initial Purchase Date shall be in form and substance consistent with the forms therefor previously delivered to the Purchaser by the Issuer.
13.2 Conditions to each Subsequent Purchase. The obligation of the Purchaser to purchase a Note on each Purchase Date (other than the Initial Purchase Date) shall be subject to the satisfaction of the following conditions precedent on such date:
(a) The delivery of a Notice of Purchase;
(b) Each of the representations and warranties of the Issuer and the Subsidiaries contained in this Purchase Agreement, the other Purchase Documents or in any document or instrument delivered pursuant to or in connection with this Purchase Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the Purchase Date, with the same effect as if made at and as of that time;
(c) No Default or Event of Default has occurred and is continuing and no “Default” or “Event of Default” has occurred and is continuing under the OpCo Credit Agreement;
(d) The original aggregate principal amount of the Notes issued on the applicable Purchase Date plus the original aggregate principal amount of all other Notes shall not exceed $35,000,000;
(e) the Purchaser shall have received satisfactory evidence that the Issuer has registered the Purchaser or the holder of the Note in the Register;
(f) the Purchaser shall have received an officer’s certificate duly executed by a senior financial officer of Emmis OpCo certifying that Emmis OpCo would have been in compliance with clauses (b) and (c) above;
(g) all documents, instruments and agreements relating to any TRS Transaction to be funded with the proceeds of the Note on the Purchase Date shall be in form and substance consistent with the forms therefor previously delivered to the Purchaser by the Issuer; and

(h) the Tender Offer to be funded with the proceeds of the Note on the Purchase Date shall be executed in accordance with the terms of the definition thereof herein; and
(i) the Issuer shall afford the Purchaser a reasonable opportunity to review any provisions of any disclosure in connection with such Tender Offer that describe the existence or the terms of this Purchase Agreement, the Notes, the Purchaser and the Affiliates of the Purchaser before any such disclosure is disseminated and the Purchaser shall not have notified the Issuer within two (2) Business Days of being provided the disclosure that such disclosure is unacceptable to the Purchaser in the reasonable exercise of its discretion.
14. EVENTS OF DEFAULT; ACCELERATION; ETC.
14.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a) the Issuer shall fail to pay any principal of the Notes when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b) the Issuer shall fail to pay any other sums due hereunder or under any of the other Purchase Documents, within three (3) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c) (i) the Issuer shall fail to comply with any of its covenants contained in §9.2, §9.4, §9.5 (other than §9.5.5), §9.6(iii) through (vi), §9.9, §9.17 (other than §9.17(b)(i), §9.17(b)(ii) and §9.17(d)(i)) or §10; or (ii) the Issuer, any Bridge to Sale Excluded Subsidiary, any Bridge to Sale License Subsidiary or any Affiliate thereof shall fail to comply with §9.17(b)(i), §9.17(b)(ii) or §9.17(d)(i) and such failure continues for fifteen (15) days;
(d) the Issuer shall fail (i) to comply with §9.7 for ten (10) Business Days after written notice of such failure has been given to the Issuer by the Purchaser; or (ii) to perform any term, covenant or agreement contained herein or in any of the other Purchase Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Issuer by the Purchaser;
(e) any representation or warranty of the Issuer in this Purchase Agreement or any of the other Purchase Documents or in any other document or instrument delivered pursuant to or in connection with this Purchase Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f) any Senior Debt Obligations or any obligation for borrowed money or credit received or in respect of any Capitalized Leases in each case in an amount greater than $10,000,000 shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment prior to the statement maturity thereof;

(g) any of the Issuer, any of the Subsidiaries or the Austin Partnership or RAM, shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Issuer, any of the Subsidiaries, or the Austin Partnership or RAM, or of any substantial part of the assets of any such Person, or shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Issuer, any Subsidiary, the Austin Partnership or RAM, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;
(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Issuer, any Subsidiary, the Austin Partnership or RAM, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any of the Issuer, any Subsidiary, the Austin Partnership or RAM, that, with other outstanding final judgments, undischarged, against such Person exceeds in the aggregate $5,000,000;
(j) any default shall occur with respect to all or any part of the Subordinated Debt or the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt; the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part (other than pursuant to §10.4(d) of the OpCo Credit Agreement (as in effect on the date hereof)) or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall have been made (other than pursuant to §10.4(d) of the OpCo Credit Agreement (as in effect on the date hereof)) or the subordination provisions of such Subordinated Debt are found by any court, or asserted by the trustee in respect of, or any holder of, Subordinated Debt in a judicial proceeding to be, invalid or unenforceable;
(k) any of the Purchase Documents shall be cancelled, terminated, revoked or rescinded with the express prior written agreement, consent or approval of the Purchaser, or any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any of the Purchase Documents shall be commenced by or on behalf of the Issuer or any of the Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Purchase Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) the Issuer or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $5,000,000, or the Issuer or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $5,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Purchaser determines in its reasonable discretion that such event (A) could be expected to result in liability of the Issuer or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and (B) is reasonably likely to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;
(m) any of the Issuer, any Subsidiary, the Austin Partnership or RAM, shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days, provided that with respect to any such order relating to the renewal or availability of any Necessary Authorization, if the issuance of such order would not otherwise constitute an Event of Default under §14.1(t), it shall not cause an Event of Default solely by virtue of meeting the criteria of this clause (m);
(n) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Issuer or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;
(o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any of the Issuer, any Subsidiary, the Austin Partnership or RAM, if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;
(p) a Change of Control shall occur;
(q) any default or event of default shall occur under any documents entered into in connection with any Permitted Acquisition, which such default or event of default could reasonably be expected to have a Material Adverse Effect;
(r) [Reserved];
(s) the commencement of proceedings to suspend, revoke, terminate or substantially and adversely modify any material FCC License or other material license of any of the Issuer, any Subsidiary, the Austin Partnership or RAM, or of any Stations of any thereof, if such proceeding shall continue uncontested for forty-five (45) days;

(t) appropriate proceedings for the renewal of any material Necessary Authorization shall not be commenced prior to the expiration thereof or if such Necessary Authorization is not renewed or otherwise made available for the use of any of the Issuer, any Subsidiary, the Austin Partnership or RAM, provided that no Event of Default shall be deemed to occur under this clause (t) if (A) no Material Adverse Effect shall have occurred as a result of such event and (B) the Issuer shall have demonstrated compliance with §11 of the OpCo Credit Agreement (as in effect on the date hereof) on a “Pro Forma Basis” (as defined in the OpCo Credit Agreement (as in effect on the date hereof) and both before and after giving effect to such event) as though the affected Station had been sold in an Asset Sale as of the first day of the Reference Period most recently ended and the Issuer, the Subsidiary, the Austin Partnership or RAM, (as applicable) received no consideration for such sale;
(u) any contractual obligation which is necessary to the broadcasting operations of any of the Issuer, any Subsidiary, the Austin Partnership or RAM, shall be revoked or terminated and not replaced by a substitute, without a Material Adverse Effect, within ninety (90) days after such revocation or termination;
(v) any order of the FCC relating to any Permitted Acquisition granting or consenting to a transfer of an FCC License in connection with any Permitted Acquisition which has been completed shall not have become final and any Governmental Authority shall have entered an order reversing such order (whether or not such order shall be subject to further appeal);
(w) [Reserved];
(x) [Reserved];
(y) (i) the Austin Partnership shall incur any Indebtedness in an aggregate amount at any one time outstanding in excess of $20,000,000 or (ii) the partnership agreement or any other governing documents relating to the Austin Partnership shall permit, after giving effect to any amendment, modification or waiver of the terms thereof, or there shall occur, any cash or other distribution (including any redemption, purchase, retirement or other acquisition of any partnership interests or return of capital attributable to any partnership interests) by the Austin Partnership to all or any of its partners which is not made simultaneously to all of its partners on a pro rata basis, in terms of both value and kind, in accordance with such partners’ proportional equity interests in the Austin Partnership; provided that it shall not be an Event of Default hereunder if the Issuer or any of its Subsidiaries receives any distribution in excess of their pro rata share as so determined or if the Issuer or any of its Subsidiaries receives any repayment of Indebtedness advanced by the Issuer or any of its Subsidiaries to the Austin Partnership;

(z) any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;
(aa) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Bridge to Sale Excluded Subsidiary or any Bridge to Sale License Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; or
(bb) the Issuer shall fail to issue a Note in accordance with §2.
then, and in any such event, so long as the same may be continuing, the Purchaser may, by notice in writing to the Issuer declare all amounts owing with respect to this Purchase Agreement, the Notes and the other Purchase Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Issuer; provided that in the event of any Event of Default specified in §14.1(g) or §14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Purchaser.
14.2 [Reserved].
14.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Purchaser shall have accelerated the maturity of the Notes pursuant to §14.1, the Purchaser, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Purchase Agreement and the other Purchase Documents or any instrument pursuant to which the Obligations to the Purchaser are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Purchaser. No remedy herein conferred upon the Purchaser or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

15. [Reserved].
16. [Reserved].
17. [Reserved].
18. PROVISIONS OF GENERAL APPLICATION.
18.1 Setoff. Subject to §20 hereof, upon the occurrence and during the continuance of an Event of Default, the Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Purchaser to or for the credit or the account of the Issuer against any and all of the obligations of the Issuer now or hereafter existing under this Purchase Agreement and the Notes, irrespective of whether or not the Issuer shall have made any demand under this Purchase Agreement or the Notes and although such obligations may be unmatured.
18.2 Expenses. The Issuer agrees to pay (a) the reasonable costs of the Purchaser in producing and reproducing this Purchase Agreement, the other Purchase Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto), other than Excluded Taxes (as defined in §6.3.2), payable by the Purchaser (other than taxes based upon the Purchaser’s net income or profits) on or with respect to the transactions contemplated by this Purchase Agreement (the Issuer hereby agreeing to indemnify the Purchaser with respect thereto), (c) the reasonable fees, expenses and disbursements of the Purchaser’s Special Counsel (and only one such Purchaser’s Special Counsel at any one time) and any local or FCC counsel to the Purchaser incurred in connection with the preparation, syndication, administration or interpretation of the Purchase Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Purchase Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Purchase Document providing for such cancellation, (d) the fees, expenses and disbursements (other than reimbursements of legal fees and expenses) of the Purchaser or any of its respective affiliates incurred by such Person or such affiliate in connection with the preparation, administration or interpretation of the Purchase Documents and other instruments mentioned herein, including appraisal and examination charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Purchaser, and reasonable consulting, accounting, appraisal, investment bankruptcy and similar professional fees and charges) incurred by the Purchaser in connection with (i) the enforcement of or preservation of rights under any of the Purchase Documents against the Issuer or any of the Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Purchaser’s relationship with the Issuer or any of its Subsidiaries, and (f) all reasonable fees, expenses and disbursements of the Purchaser incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §18.2 shall survive payment or satisfaction in full of all other obligations.

18.3 Indemnification. The Issuer agrees to indemnify and hold harmless the Purchaser and its respective affiliates, officers, directors, employees, agents, trustees and advisors (each such Person an “Indemnified Person”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Purchase Agreement or any of the other Purchase Documents or the transactions contemplated hereby including, without limitation, (a) the Issuer or any of the Subsidiaries entering into or performing this Purchase Agreement or any of the other Purchase Documents or (b) with respect to the Issuer and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), except to the extent any of the foregoing Indemnified Liabilities result solely from the gross negligence or willful misconduct of any such Indemnified Person. In litigation, or the preparation therefor, such Indemnified Person shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Issuer agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Issuer under this §18.3 are unenforceable for any reason, the Issuer hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §18.3 shall survive payment or satisfaction in full of all other Obligations.
18.4 Treatment of Certain Confidential Information.
18.4.1 Confidentiality. The Purchaser agrees, on behalf of itself and each of its affiliates, directors, officers, employees and any Person which manages the Purchaser, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound financial industry practices, any non-public information supplied to it by the Issuer or any of its Subsidiaries pursuant to this Purchase Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, or becomes available to the Purchaser on a nonconfidential basis from a source other than the Issuer, (b) to the extent required by statute, law, rule, regulation or judicial process, (c) to the Purchaser’s Affiliates, directors, officers, employees, trustees, advisors, and agents, including, without limitation, counsel or financial advisers for any of the Purchaser (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the information and instructed to keep such information confidential), (d) to bank examiners or any other regulatory or self-regulatory authority having or reasonably claiming to have jurisdiction over the Purchaser, or to auditors or accountants, (e) to the Purchaser, (f) in connection with any litigation to which the Purchaser is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Purchase Document, (g) to an Affiliate or a Subsidiary of the Purchaser, (h) to any actual or prospective assignee, pledgee or participant or any actual or prospective direct or indirect counterparty (or its advisors) to any swap, derivative or securitization transactions relating to credit or other risks or events arising under this Purchase Agreement or any other Purchase Document so long as such assignee, participant or direct or indirect counterparty (or its advisors), as the case may be, agrees to be bound by the provisions of §18.4 or (i) with the consent of the Issuer. Moreover, the Purchaser is hereby expressly permitted by the Issuer to refer to any of the Issuer and their respective Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Purchaser and, for such purpose, the Purchaser may utilize any trade name, trademark, logo or other distinctive symbol associated with the Issuer or any of their respective Subsidiaries or any of their businesses.

The Purchaser acknowledges that (a) any confidential information may include material non-public information concerning the Issuer or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
18.4.2 Prior Notification. Unless specifically prohibited by applicable law or court order, the Purchaser shall, prior to disclosure thereof, notify the Issuer of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Purchaser by such governmental agency) or pursuant to legal process.
18.4.3 Other. In no event shall the Purchaser be obligated or required to return any materials furnished to it by the Issuer or any of its respective Subsidiaries. The obligations of the Purchaser under this §18 shall supersede and replace the obligations of the Purchaser under any confidentiality letter in respect of this financing signed and delivered by the Purchaser to the Issuer prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in the Notes from the Purchaser.
18.5 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein and in any of the other Purchase Documents or in any documents or other papers delivered by or on behalf of the Issuer or any of its Subsidiaries pursuant hereto (i) shall be deemed to have been relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by it, and (ii) shall survive the execution and delivery hereof and thereof and the issuance by the Purchaser of the Notes, as herein contemplated, and (iii) shall continue in full force and effect so long as this Purchase Agreement, the Notes or any of the other Purchase Documents remains outstanding or the Purchaser has any obligation to issue the Notes, and for such further time as may be otherwise expressly specified in this Purchase Agreement. All statements contained in any certificate or other paper delivered to the Purchaser at any time by or on behalf of the Issuer or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Issuer or such Subsidiary hereunder and have been or will be relied upon by the Purchaser, regardless of any investigation made by the Purchaser or on its behalf and notwithstanding that the Purchaser may have had notice or knowledge of any Default at the time of any borrowing hereunder, and shall continue in full force and effect as long as the Notes or any other Obligation hereunder shall remain unpaid.

18.6 Notices. Except as otherwise expressly provided in this Purchase Agreement, all notices and other communications made or required to be given pursuant to this Purchase Agreement or any Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy or facsimile and confirmed by delivery via courier or postal service, addressed as follows:
(a) if to the Issuer or any of the Subsidiaries, at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, Attention: Jeffrey H. Smulyan, Chairman, with a copy to J. Scott Enright, Esq., Emmis Operating Company, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204 and Eric Goodison, Esq., Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or at such other address for notice as the Issuer shall last have furnished in writing to the Person giving the notice; and
(b) if to the Purchaser, at such Purchaser’s address set forth on Schedule 1 hereto, with a copy to Seth Jacobson, Skadden, Arps, Slate, Meagher & Flom LLP, or such other address for notice as such party shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
18.7 Communications.
(a) [Reserved].
(b) [Reserved].
(c) Change of Address, Etc. Each of the Issuer and the Purchaser may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.
(d) Reliance by Purchaser. The Purchaser shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Issuer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Issuer shall indemnify the Purchaser and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Issuer. All telephonic notices to and other telephonic communications with the Purchaser may be recorded by the Purchaser, and each of the parties hereto hereby consents to such recording.

18.8 Governing Law. THIS PURCHASE AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER PURCHASE DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). THE ISSUER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS PURCHASE AGREEMENT OR ANY OF THE OTHER PURCHASE DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR APPELLATE COURTS FROM ANY THEREOF, AND SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PURCHASE AGREEMENT AND THE OTHER PURCHASE DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF. SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN §18.6. THE ISSUER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
18.9 Consent to Jurisdiction. The Issuer irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Purchase Agreement and the other Purchase Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York in the Borough of Manhattan and appellate courts from any thereof. To the fullest extent it may effectively do so under applicable law, the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
18.10 Headings. The captions in this Purchase Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
18.11 Counterparts. This Purchase Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Purchase Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

18.12 Entire Agreement, Etc. The Purchase Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Purchase Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §18.14.
18.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS PURCHASE AGREEMENT, THE NOTES OR ANY OF THE OTHER PURCHASE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE PURCHASER RELATING TO THE NOTES OR ENFORCEMENT OF THE NOTES AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Issuer hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Issuer (a) certifies that no representative, agent or attorney of the Purchaser has represented, expressly or otherwise, that the Purchaser would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Purchaser has been induced to enter into this Purchase Agreement, the other Purchase Documents to which it is a party by, among other things, the waivers and certifications contained herein.
18.14 Consents, Amendments, Waivers, Etc. No amendment, alteration, modification or waiver of any term or provision of this Purchase Agreement, the Notes, or any other Subordinated Debt, nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, alteration, modification or waiver shall be effective to reduce, or to postpone the date fixed for the payment, of the principal (including any Mandatory Redemption), interest, or premium, if any, payable on any Note or any fees or other amounts payable hereunder, or to alter or amend any provisions relating to Mandatory Redemptions or repurchases, or to alter or amend the consent mechanism provided for under this §18.14 without the consent of each Purchaser holding Notes then outstanding, provided, further, that a Purchaser may consent to an amendment, alteration, modification or waiver with respect to any of the matters referenced in the first proviso to this §18.14 solely with respect to the Notes held by such Purchaser and may elect to have such provisions be binding on such Purchaser, regardless of the consent of any other Purchaser. Any waiver or consent may be given subject to satisfaction of conditions stated therein. Written notice of any waiver or consent affected under this subsection shall be promptly delivered by the Issuer to any Purchaser that did not execute the same. Notwithstanding the foregoing, no amendment, alteration, modification or waiver of this §18.14, §20, §21 or any of the provisions relating to Permitted Refinancing Indebtedness, or in each case any of the related definitions shall be effective unless the parties hereunder have obtained the prior written consent of the OpCo Required Lenders.

18.15 Severability. The provisions of this Purchase Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Purchase Agreement in any jurisdiction.
18.16 USA PATRIOT Act Notice. The Purchaser that is subject to the Act (as hereinafter defined) hereby notifies the Issuer that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow the Purchaser to identify the Issuer in accordance with the Act.
18.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Issuer acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (i) the purchase of the Notes as provided herein and any related arranging or other services in connection herewith (including in connection with any amendment, waiver or other modification hereof or of any other Purchase Document) are an arm’s-length commercial transaction between the Issuer and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Purchase Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Purchaser is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Issuer or any of its respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Purchaser has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Issuer with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Purchase Document (irrespective of whether the Purchaser has advised or is currently advising the Issuer or any of its Affiliates on other matters) and the Purchaser has no obligation to the Issuer or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Purchase Documents; (iv) the Purchaser and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and its Affiliates, and the Purchaser has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Purchaser has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Purchase Document) and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Purchaser with respect to any breach or alleged breach of agency or fiduciary duty.

19. FCC APPROVAL.
Notwithstanding anything to the contrary contained in this Purchase Agreement or in the other Purchase Documents, the Purchaser will not take any action pursuant to this Purchase Agreement or any of the other Purchase Documents, which would constitute or result in a change in control of the Issuer or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. After the occurrence of an Event of Default, the Issuer shall take or cause to be taken any action which the Purchaser may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Purchaser to exercise and enjoy the full rights and benefits granted to the Purchaser, for the benefit of the Purchaser by this Purchase Agreement or any of the other Purchase Documents, including, at the Issuer’s cost and expense, the use of the Issuer’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Purchase Agreement or any of the other Purchase Documents for which such approval is required by law, including specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor’s or transferor’s portion of any application or applications for the consent to the assignment or transfer of control necessary or appropriate under the FCC’s rules and approval of any of the transactions contemplated by this Purchase Agreement or any of the other Purchase Documents.
20. SUBORDINATION.
20.1 Subordination; Certain Payments Restricted.
20.1.1 Agreement to Subordinate.
(a) Subordination. The Issuer agrees, for itself and its respective successors and assigns, and the Purchaser agrees, and each transferee of any Note, by its acquisition and acceptance of any Note shall be deemed to have agreed, that the payment of the Obligations (including any fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes) is hereby subordinated in right of payment as provided herein to the prior Discharge of the Senior Debt Obligations, and that the subordination effected by this §20 is for the benefit of and enforceable by the holders of Senior Debt Obligations. Notwithstanding any other provision of this Purchase Agreement to the contrary (including §3), prior to the Discharge of the Senior Debt Obligations, Issuer will not, and will not permit Emmis OpCo or any of its Subsidiaries (together, the “Purchase Obligors” and together with the OpCo Obligors, the “Obligors”) to (1) make any payment or distribution of any kind or character on, or in respect of any Obligations (including in respect of any fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes), (2) acquire any Obligations or interest or rights in any Obligations (or any of the fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes) for cash or assets or otherwise, (3) cancel or discharge any Obligations (or any fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes) that result in any cash payments of any type to holders of indebtedness incurred under this Purchase Agreement, (4) permit the terms of any of its Obligations (or any of the fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes) to be modified in any way that could have an adverse effect on the rights or interests of any holders of the Senior Debt Obligations or make this Purchase Agreement more restrictive in any respect than the OpCo Credit Agreement (as in effect as of the date hereof), (5) permit or require any voluntary or optional repayment, prepayment, redemption or repurchase of the Obligations (including of any fees payable in connection with this Purchase Agreement or the Purchase Documents or the Notes), and in each case the Purchaser shall not receive or accept any of the foregoing (by set off or otherwise), without the prior written consent of the OpCo Administrative Agent on behalf of the OpCo Lenders. Each holder of Senior Debt Obligations, whether such Senior Debt Obligations are now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to hold and have acquired Senior Debt Obligations and permitted the incurrence of the Obligations hereunder in reliance upon this §20 and the provisions contained in this Purchase Agreement. In consideration for the subordination provision set forth in this § 20, the Consenting OpCo Lenders have provided to the Purchaser the purchase option set forth in §1 of the Fourth Amendment to the OpCo Credit Agreement and §21 hereof (the “Purchase Option”) and the Purchaser has agreed to the provisions of this §20 in reliance upon the Purchase Option. Notwithstanding anything to the contrary herein, (i) out-of-pocket costs and expenses (including fees and expenses of counsel) in an aggregate amount of up to $250,000 incurred by the Purchaser in connection with this Purchase Agreement may be paid in cash by the Issuer to the Purchaser and (ii) except during the Standstill Period in addition to the out-of-pocket expenses in clause (i), the Issuer may reimburse the Purchaser in cash for its out of pocket costs and expenses (including fees and expenses of counsel) in an aggregate amount of up to $75,000 incurred in connection with this Purchase Agreement, including any amendment, modification or waiver hereof.
(b) Liquidation; Dissolution; Bankruptcy. In the event of any Proceeding involving an Obligor, the OpCo Lenders are entitled to receive Payment in Full of all monetary obligations due under any Senior Debt Obligations prior to any Payment or Distribution to the Purchaser on account of the Notes.
20.1.2 Third Party Beneficiary. Each of the OpCo Lenders and the OpCo Administrative Agent is an express third party beneficiary of §18.14, this §20, and any provisions relating to Permitted Refinancing Indebtedness, and in each case the related definitions and shall be entitled to enforce the terms hereof against the parties hereto as if the OpCo Lenders or OpCo Administrative Agent were a party hereto. For the avoidance of doubt, OpCo Required Lenders shall, at their option, be entitled to enforce the terms hereof directly and shall not be required to act through the OpCo Administrative Agent. Each of the OpCo Lenders, the OpCo Administrative Agent and OpCo Required Lenders may demand specific performance of the terms hereof and each of the parties hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the OpCo Lenders, OpCo Administrative Agent or OpCo Required Lenders.

20.2 Enforcement; Standstill Period.
20.2.1 Enforcement. This Article 20, together with the Purchase Option, defines the relative rights of the Purchaser and the holders of Senior Debt Obligations. Nothing contained herein shall:
(a) impair the obligations of the Issuer to the Purchaser to pay any Obligations as and when such Obligations shall become due and payable in accordance with its terms or, except as otherwise provided in this §20, affect the rights of the Purchaser with respect to the Issuer (it being understood that notwithstanding any provision in this §20, the failure of the Issuer to pay principal, interest and other amounts due on the Final Maturity Date in full in cash shall constitute an Event of Default hereunder);
(b) affect the relative rights of the Purchaser with respect to creditors of the Issuer other than the Purchaser’s rights in relation to holders of Senior Debt Obligations; or
(c) prevent the Purchaser from exercising all remedies otherwise permitted by applicable law upon the happening of a Default or an Event of Default, subject to the rights of holders of Senior Debt Obligations to receive distributions and payments otherwise payable to the Purchaser.
20.2.2 Standstill Period for Notes. (a) During any Standstill Period, the Purchaser shall not:
(i) take any action to accelerate the scheduled maturity of the Notes;
(ii) collect amounts pursuant to the Notes (or any part thereof), and Obligations in respect thereof, or any fees in connection with this Purchase Agreement or the Purchase Documents or the Notes;
(iii) enforce any right of repayment under any of the Notes; or
(iv) initiate (or join in) any judicial action with respect to the Notes or the Obligations, including initiating (or joining in) a filing of a petition for relief under the Bankruptcy Code, except, in each case, that the Purchaser may make any filing that may be required to toll the running of any applicable statute of limitations (which filing is not made any earlier than 30 days prior to the expiration of such statute of limitations or such earlier date as any such filing is required to be made) and to file proofs of claims for the full accelerated amount of the Obligations.
(b) As used in this §20.2.2, the term “Standstill Period” means (x) any time after the occurrence of a Payment Default, or (y) the period beginning on the occurrence of any OpCo Event of Default (other than a Payment Default), and in each case ending on the earliest to occur of (i) the date on which such OpCo Event of Default shall no longer be continuing or shall have been otherwise cured or waived, (ii) the date that is 270 days following the date that the OpCo Administrative Agent or the OpCo Required Lenders shall have given notice that any OpCo Event of Default shall have occurred and be continuing so long as on such date, no Payment Default has occurred and is continuing, (iii) the acceleration of any of the Senior Debt Obligations, (iv) the date on which any Senior Debt Obligations have become due and payable at final maturity in accordance with its terms, if the OpCo Administrative Agent or the OpCo Required Lenders take any of the actions set forth in clause (v) or an event set forth in clause (v) occurs, (v) the commencement of any action to foreclose upon any portion of the collateral securing payment of Senior Debt Obligations or any case, proceeding or other judicial action by any holder of Senior Debt Obligations against any OpCo Obligor and (vi) a filing by Emmis OpCo for relief under, or the commencement of any other action or proceeding under, the federal Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, reorganization, insolvency, conservatorship or relief of debtors.

(c) Notwithstanding anything contained herein to the contrary, if following the acceleration of the Senior Debt Obligations by the holders thereof, such acceleration is rescinded (whether or not any existing OpCo Event of Default has been cured or waived), then all enforcement actions taken by the Purchaser shall likewise be rescinded if such enforcement action is based solely on clause (b) of this §20.2.2.
(d) Notwithstanding anything contained herein to the contrary, neither the acceleration of the Notes, nor the timing thereof, pursuant to §20.2.2 shall in any way impact the relative senior priority position of the holders of Senior Debt Obligations.
The Issuer shall promptly provide a copy to the Purchaser of any notice of any “Event of Default” (as defined in the OpCo Credit Agreement) under the OpCo Credit Agreement delivered to the OpCo Administrative Agent. The Issuer agrees to use best efforts to notify the Purchaser of any such Payment Default or “Event of Default” (as defined in the OpCo Credit Agreement) under the OpCo Credit Agreement that shall have occurred and be continuing.
20.3 Payments Held In Trust. If any payment or distribution of any kind or character is made to the Purchaser on account of the Obligations at a time when such payment or distribution is prohibited by this §20 (including, without limitation, a payment or other distribution of the nature described in the last sentence of this paragraph) before the Discharge of the Senior Debt Obligations, whether such payment or distribution is made as a result of the taking of any enforcement action by the Purchaser or otherwise, the Purchaser will hold such payment or distribution in trust in a segregated account for the benefit of the OpCo Lenders. The Purchaser shall promptly, and in no event later than two (2) Business Days, pay such payment or distribution over to the OpCo Administrative Agent on behalf of the OpCo Lenders in the same form of payment received by the Purchaser with appropriate endorsements, for application to the Senior Debt Obligations.
The Issuer hereby acknowledges that the provisions of this §20 require the Purchaser to pay over to the OpCo Required Lenders or the OpCo Administrative Agent on behalf of the OpCo Lenders any payments received by the Purchaser in contravention of this §20, and hereby irrevocably authorizes such payment to the OpCo Required Lenders or the OpCo Administrative Agent on behalf of such OpCo Lenders, notwithstanding any instructions to the contrary that the Issuer may deliver to the Purchaser after the date hereof. The Issuer hereby acknowledges that no such payment shall reduce the amount or otherwise alter the obligations under the Purchase Documents.

20.4 Bankruptcy, etc.
20.4.1 Payments Relating to Obligations.
(a) (i) Upon any Payment or Distribution of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of any Obligor or in a bankruptcy, reorganization, insolvency, receivership, custodianship, any appointment of a custodian, receiver, trustee or other officer with similar powers, or other similar proceeding relating to any Obligor or its property, in each case whether voluntary or involuntary (any such proceeding, a “Proceeding”), all Senior Debt Obligations shall first be Paid in Full before any Payment or Distribution of any kind or character, whether in cash, securities or other property, is made on account of any Obligations.
(ii) In the event of any Proceeding that is continuing, any Payment or Distribution of any kind or character of any OpCo Obligor, whether in cash, property or securities, to which the Purchaser would be entitled except for the provisions hereof, shall be paid by such OpCo Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such Payment or Distribution, or by the Purchaser if received by the Purchaser, to the OpCo Administrative Agent on behalf of the OpCo Lenders, for application to the payment of Senior Debt Obligations remaining unpaid until all such Senior Debt Obligations have been Paid in Full after giving effect to any concurrent Payment or Distribution to or for the OpCo Lenders.
(iii) The Purchaser agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt Obligations or any liens and security interests securing or purporting to secure the Senior Debt Obligations or seek to block current payment of any Senior Debt Obligations.
(iv) The Purchaser shall not take any action which would have directly or indirectly any of the following effects: (A) extension of the final maturity of and/or forgiveness, reduction or cram-down of the Senior Debt Obligations or deferral of any required payment in respect of the Senior Debt Obligations, (B) challenging in any respect treatment of the Senior Debt Obligations as a first priority perfected fully secured claim, lien or security interest or (C) blocking current payment of any Senior Debt Obligations. The holders of the Senior Debt Obligations shall have no duty to the Purchaser with respect to any collateral securing the indebtedness arising under the OpCo Credit Documents, and the holders of Senior Debt Obligations shall have no duty to marshal assets, including any collateral securing the indebtedness arising under the OpCo Credit Documents. Notwithstanding anything to the contrary herein, this §20.4.1(a)(iv) shall not apply to the Purchaser in its capacity as an OpCo Lender, to the extent that the Purchaser exercises the Purchase Option in accordance with its terms.

(v) For the avoidance of doubt, the Purchaser agrees that the holders of Senior Debt Obligations shall not be deemed or otherwise considered to be, acting as an agent or in any fiduciary capacity on behalf of the Purchaser by virtue of this Purchase Agreement or otherwise.
(vi) Upon any Payment or Distribution referred to in this §20.4.1, the Purchaser shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Purchaser for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt Obligations and other indebtedness of the OpCo Obligors, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this §20.4.1.
(b) The Senior Debt Obligations shall continue to be treated as Senior Debt Obligations and the provisions of this Purchase Agreement shall continue to govern the relative rights and priorities of the holders of the Senior Debt Obligations and the Purchaser even if all or part of the Senior Debt Obligations or the security interests securing the Senior Debt Obligations are subordinated, set aside, avoided, invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party, under any bankruptcy, insolvency, reorganization or similar act or law, state, federal or foreign law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), and in the event of such Voided Payment:
(i) that portion of the Senior Debt Obligations that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made; and
(ii) the provisions of this §20 shall be reinstated and continue in full force and effect until the full amount of such Voided Payment (together with interest thereon) is paid in full in cash.
20.4.2 Voting Rights. The Purchaser shall retain its rights, if any, as a holder of Obligations to vote and (subject to the other provisions hereof) otherwise act in any case or Proceeding relating to the Issuer or any OpCo Obligor with respect to the Obligations (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), whether at any meeting of creditors or in the event of any such case or Proceeding relating to the Issuer or any OpCo Obligor, so long as and solely to the extent that the Purchaser’s actions are at all times in compliance with the limitations and other terms set out in this §20; and the Purchaser shall not, and shall cause the Purchaser Affiliates not to, directly or indirectly support, vote for or propose any plan of reorganization or disclosure statement of Issuer or any OpCo Obligor if such plan or disclosure statement does not provide for the Payment in Full of the Senior Debt Obligations.

20.5 Legend. Any promissory note issued by the Issuer evidencing the Obligations shall contain the following legend:
THIS INSTRUMENT AND THE OBLIGATIONS EVIDENCED HEREBY ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATED TO THE EXTENT AND IN THE MANNER SET FORTH IN §20 OF THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF NOVEMBER 10, 2011, BETWEEN EMMIS COMMUNICATIONS CORPORATION AND [PURCHASER] (THE “PURCHASE AGREEMENT”), WHICH AMONG OTHER THINGS, SUBORDINATES THE OBLIGATIONS OF EMMIS COMMUNICATIONS CORPORATION HEREUNDER TO THE OBLIGATIONS TO CERTAIN HOLDERS OF SENIOR DEBT OBLIGATIONS, AS MORE FULLY DESCRIBED IN SAID PURCHASE AGREEMENT.
20.6 Rights of Holder of Senior Debt Obligations. No right of any holder of Senior Debt Obligations to enforce the subordination of the Notes shall be impaired by any act or failure to act by the Issuer or any Purchaser or the OpCo Administrative Agent or by the failure of the Issuer or any Purchaser to comply with this Purchase Agreement.
20.7 Termination of Subordination. The provisions of this §20 shall continue in full force and effect, and the obligations and agreements of the Purchaser and the Issuer hereunder shall continue to be fully operative, until the Discharge of the Senior Debt Obligations, irrespective of any amendment, amendment and restatement, modification, supplement, waiver, restructuring, renewal, replacement, extension, or refinancing (including as Permitted Refinancing Indebtedness) of the OpCo Credit Agreement.
20.8 Participations or Interests. The Purchaser shall not and shall procure that its Purchaser Affiliates do not, and shall not induce any of its Public Affiliates to, acquire, purchase, hold, maintain, accept any assignments of or participations in, or any other interest in, or rights (including any rights to direct voting) in respect of, any Senior Debt Obligations or any other indebtedness of Emmis OpCo or any of its Subsidiaries to the extent such acquisition, purchase, possession, maintenance, acceptance or assignment of or participation in such interest or rights (including any rights to direct voting) would, in the aggregate, equal one-third or more of the indebtedness eligible to vote under the Senior Debt Obligations or such other indebtedness of Emmis OpCo or any of its Subsidiaries and the Purchaser shall procure that the Purchaser and the Purchaser Affiliates collectively shall only acquire and hold any such Indebtedness using one entity. Notwithstanding anything herein to the contrary, this §20.8 shall not apply to the Purchaser’s right to exercise the Purchase Option in accordance with the terms thereof. In the event the Purchaser exercises the Purchase Option, this §20.8 shall be voided and shall no longer be enforceable.
21. Purchase Right.
(a) By accepting the benefits of §20 of this Purchase Agreement, each Consenting OpCo Lender on behalf of itself and its direct and indirect successors and assigns hereby irrevocably grants to the Purchaser the Purchase Option set forth in this §21.

(b) The Purchaser shall have the right (but not the obligation) to purchase by way of assignment (and shall thereby also assume all funding commitments and obligations of the Consenting OpCo Lenders under the OpCo Loan Documents), at any time during the Exercise Period (as hereinafter defined), all, but not less than all, of the Designated OpCo Obligations, including, without limitation, all principal of all Designated OpCo Obligations outstanding at the time of purchase and all accrued and unpaid interest, fees and expenses in respect of all Designated OpCo Obligations outstanding at the time of purchase, and as more particularly set forth in paragraph (e) below; provided, however, that the Acquiring Purchasers (as hereinafter defined) shall not be required to purchase any Designated OpCo Obligations belonging to any Defaulting Creditor, as set forth in paragraph (g) below. Such election shall occur by delivery of a notice (a “Purchase Option Notice”) during the Exercise Period, which Purchase Option Notice shall be addressed to each Consenting OpCo Lender at the notice address most recently provided by such Consenting OpCo Lender to the Purchaser in writing (or if no such notice address has been provided, to the OpCo Administrative Agent on behalf of such Consenting OpCo Lender), shall be signed by every Purchaser offering to make such purchase (each an “Acquiring Purchaser”, and collectively, the “Acquiring Purchasers”) and (i) indicate the percentage of the Designated OpCo Obligations to be purchased by each Acquiring Purchaser (which must equal 100 percent (100%) when added to the percentage of Designated OpCo Obligations owned by the Consenting OpCo Lenders to be purchased by all other Acquiring Purchasers) and (ii) state that (A) it is a Purchase Option Notice delivered pursuant to this §21 of this Purchase Agreement, (B) the Acquiring Purchasers are irrevocably offering to purchase all of the Designated OpCo Obligations at the Purchase Option Price in accordance with this §21, and (C) the date on which such purchase shall occur (the “Purchase Option Date”), which date shall not be less than five (5) Business Days, nor more than ten (10) Business Days, after the receipt by each Consenting OpCo Lender of the Purchase Option Notice (the period between delivery of the Purchase Option Notice and the proposed Purchase Option Date, being the “Purchase Option Period”). The Purchase Option will be allocated among the Acquiring Purchasers in the proportion they mutually agree upon, or, in the absence of agreement, in the ratio that each of the Acquiring Purchaser’s percentage share of the Obligations bears to the aggregate percentage shares of the Obligations held by all Acquiring Purchasers.
(c) During the Purchase Option Period, no Consenting OpCo Lender shall direct the OpCo Administrative Agent to, and the Consenting OpCo Lenders shall request that the OpCo Administrative Agent not, complete any enforcement action against any Collateral (as defined in the OpCo Credit Agreement) (other than the exercise of control or a right of setoff over, or to sweep funds held in, any OpCo Obligor’s deposit or securities accounts), unless the Consenting Opco Lenders reasonably determine, in their sole discretion, that the failure to direct the completion of such proceeding or enforcement action would be materially prejudicial to the OpCo Lenders.
(d) Subject to paragraph (f) below, the right to purchase the Designated OpCo Obligations as described in this §21 may be exercised by giving the Purchase Option Notice at any time during the period (the “Exercise Period”) commencing on the occurrence of a Purchase Option Event and ending on the forty-fifth (45th) day thereafter or, if earlier, the date that the occurrence giving rise to the Purchase Option Event is waived, cured or otherwise ceases to exist.

(e) Any purchase pursuant to this §21 shall be made on the following terms and conditions:
(i) The Purchase Option Price payable to each Consenting OpCo Lender shall be equal to the sum of (A) 100% of the Designated OpCo Obligations (including, without limitation, all accrued and unpaid interest thereon through the date of purchase, including interest at the default rate, if applicable, and any applicable acceleration prepayment penalties or premiums, in each case, irrespective of whether a Proceeding has been commenced by or against any OpCo Obligor, and such amounts are allowed in such Proceeding) beneficially owned by such Consenting OpCo Lender through the date of purchase plus (B) any Exit Fee (as defined in that certain backstop letter dated March 27, 2011 among the OpCo Obligors party thereto, and Canyon Capital Advisors LCC) that would be payable to a Consenting OpCo Lender upon the redemption or other repayment (including, without limitation, as a result of an acceleration upon any Event of Default, including the commencement of a Proceeding by any OpCo Obligor) of any Designated OpCo Obligations, or under any other circumstance, (collectively, the “Purchase Option Price”). In addition, unless waived by the OpCo Administrative Agent, on the Purchase Option Date, the Purchaser shall provide cash collateral to the OpCo Administrative Agent to collateralize its reimbursement obligations under §5.1.4 of the OpCo Credit Agreement in an amount equal to 105% of the Purchased Letter of Credit Percentage of the Maximum Drawing Amount (as defined in the OpCo Credit Agreement (as in effect on the date hereof)).
(ii) The Purchase Option Price shall be remitted by wire transfer of immediately available funds to the bank account(s) of each Consenting OpCo Lender, as such Consenting OpCo Lender may designate in writing to the Acquiring Purchaser(s) for such purpose (or if a Consenting OpCo Lender has not designated a bank account to the Purchaser in writing on or prior to the second (2nd) Business Day prior to the expiration of the Purchase Option Period, by wire transfer of immediately available funds to the OpCo Administrative Agent on behalf of such Consenting OpCo Lender). Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Acquiring Purchasers to the bank account designated by a Consenting OpCo Lender are received in such bank account prior to 1:00 p.m. (Eastern) and interest shall be calculated to and including such Business Day if the amounts so paid by the Acquiring Purchaser(s) to the bank account designated by such Consenting OpCo Lender are received in such bank account later than 1:00 p.m. (Eastern).
(iii) The Purchase Option Price shall be accompanied by a waiver by each Acquiring Purchaser of all claims against each Consenting OpCo Lender arising out of this Purchase Agreement and the transactions contemplated hereby as a result of exercising the Purchase Option contemplated by this §21, other than (A) claims against a Consenting OpCo Lender arising out of a breach of any representation or warranty made by such Consenting OpCo Lender hereunder and (B) claims against a Defaulting Creditor.
(iv) The purchase and sale contemplated hereby shall be made without recourse and without any representation or warranty whatsoever by any Consenting OpCo Lender, whether as to the enforceability of the Designated OpCo Obligations or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any Designated OpCo Obligations or as to any other matter whatsoever, except the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the OpCo Credit Agreement, in which case the Purchase Option Price shall be appropriately adjusted so that the Acquiring Purchaser or Acquiring Purchasers do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the Designated OpCo Obligations.

(v) The purchase and sale shall be made pursuant to and in accordance with §17.1(b) of the OpCo Credit Agreement, including without limitation, the parties duly executing and delivering a completed Assignment and Acceptance Agreement in the form attached as Exhibit H to the OpCo Credit Agreement; it being understood and agreed that each Consenting OpCo Lender shall retain all rights to indemnification as provided in the relevant OpCo Loan Documents for all periods prior to any assignment pursuant to the provisions of this §21.
(f) The Purchase Option shall be exercisable only following a Purchase Option Event, and be legally enforceable as to a Consenting OpCo Lender, upon receipt by each Consenting OpCo Lender or, if a Consenting OpCo Lender has not provided a notice address to the Purchaser in writing, receipt by the OpCo Administrative Agent on behalf of such Consenting OpCo Lender, of a Purchase Option Notice (which notice, once delivered, shall be irrevocable and fully binding on the respective Acquiring Purchaser or Acquiring Purchasers) during the Exercise Period. Neither the OpCo Administrative Agent nor any other Consenting OpCo Lender shall have any disclosure obligation to any Acquiring Purchaser, or any other Purchaser in connection with any exercise of such Purchase Option.
(g) The obligations of the Consenting OpCo Lenders to sell their respective Designated OpCo Obligations under this §21 are several and not joint and several. To the extent any Consenting OpCo Lender (a “Defaulting Creditor”) breaches its obligation to sell its Designated OpCo Obligations under this §21, nothing in this §21 shall be deemed to require the OpCo Administrative Agent or any other OpCo Lender to purchase such Defaulting Creditor’s Designated OpCo Obligations for resale to any Purchaser and in all cases, each Consenting OpCo Lender complying with the terms of this §21 shall not be deemed to be in default of this Purchase Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that the Acquiring Purchasers shall be required to purchase the Designated OpCo Obligations from the non-Defaulting Creditors only if the non-Defaulting Creditors hold, in the aggregate, not less than 50% of the then outstanding OpCo Obligations. Each of the Purchaser(s) may demand specific performance of this §21 and the Consenting OpCo Lenders hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Purchaser(s) under this §21.
(h) Each OpCo Obligor irrevocably consents to any assignment effected to one or more Acquiring Purchasers pursuant to this §21 for purposes of all OpCo Loan Documents and hereby agrees that no further consent from such OpCo Obligor shall be required.

(i) If the Purchaser(s) (x) does not duly deliver the Purchase Option Notice during an Exercise Period, or (y) fails to consummate the purchase within the Purchase Option Period, the Consenting OpCo Lenders shall have no further obligations pursuant to this §21; provided, however, that nothing shall relieve the Purchaser(s) of its obligation to consummate the purchase, and any Consenting OpCo Lender may demand specific performance of this §21 and the Purchaser(s) hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by any Consenting OpCo Lender under this §21. For the avoidance of doubt, the Purchase Option shall terminate forty-five (45) days after the commencement of a Proceeding by any OpCo Obligor, unless the Purchase Option has been duly exercised in accordance with this §21.
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Exhibit M
ANNEX II
Emmis Communication Corporation
One EMMIS Plaza, Suite 700
40 Monument Circle
Indianapolis, Indiana 46204
TOTAL RETURN SWAP TRANSACTION
[Address for Party A]

Date:	, 2011

From:	Emmis Communication Corporation (“Party B”)

Attention:

To:	(“Party A”)

Re:	Total Return Swap Transaction
Dear Sir or Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by the International Swaps and Derivatives Association, Inc. in 2002 (the “ISDA Form”), as if we had executed an agreement in such form on the Trade Date of this Transaction between us (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law and United States Dollars as the Termination Currency, (b) the amendment of Section 13(b)(i)(2) to read “(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the jurisdiction of the courts of the State of Indiana sitting in Marion County, Indiana, the court of the United States of America for the Southern District of Indiana and appellate courts having jurisdiction of appeals from any of the foregoing;”, (c) the replacement of “; and” in Section 13(b)(ii) with “.” and the deletion of Section 13(b)(iii), and (d) the agreement that notwithstanding Sections 5 and 6, if at any time and so long as a party to this Agreement (“X”) shall have satisfied in full all its payment and delivery obligations under Section 2(a)(i) and shall at the time have no future payment or delivery obligations, whether absolute or contingent, under such Section, then unless the other party (“Y”) is required pursuant to appropriate proceedings to return to X or otherwise returns to X upon demand of X any portion of any such payment or delivery, (i) the occurrence of an event described in Section 5(a) with respect to X or any Credit Support Provider or Specified Entity of X shall not constitute an Event of Default or Potential Event of Default with respect to X and (ii) Y shall be entitled to designate an Early Termination Date pursuant to Section 6 only as a result of the occurrence of a Termination Event set forth in Section 5(b)(i) or 5(b)(ii) with respect to X as the Affected Party only). In the event of any inconsistency between the provisions of the ISDA Form and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[ ], 2011

Effective Date:	[ ], 2011

Scheduled Termination Date:	[ ], 2016

Termination Date:	The earlier to occur of: (i) the Optional Early Termination Date; (ii) the Event Termination Date; and (iii) the Scheduled Termination Date.

Shares:	6.25% Series A Cumulative Convertible Preferred Stock of Emmis Communication Corporation (the “Issuer”)

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Exchange:	NASDAQ

Related Exchange(s):	All Exchanges

Clearance System:	DTC

Equity Amounts payable by Party A

Equity Amount Payer:	Party A

Equity Amount Receiver:	Party B

Number of Shares:	[ ]

Equity Notional Amount:	$[total consideration]

Initial Price:	$[price per share]

Type of Return:	Total Return

Initial Exchange Amount payable by Party B:

Initial Exchange Amount:	Equity Notional Amount

Initial Exchange Date:	Effective Date

Settlement Terms:

Physical Settlement:	Applicable; provided that the Equity Amount Receiver shall have no obligation to make any payment (including, without limitation, payment of the Equity Notional Amount) on the Settlement Date; provided further that Physical Settlement shall be deemed satisfied upon the Termination Date provided Party A has delivered the Number of Shares to Party B on the Effective Date pursuant to Section 6(a) below.

Settlement Date:	The Termination Date.

Settlement Currency:	Not Applicable

Settlement Method Election:	Not Applicable

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Dividends:

Dividend Payments:	On each Dividend Payment Date, the Equity Amount Payer will pay the Equity Amount Receiver the Dividend Amount in respect of the relevant Dividend Period, unless the Equity Amount Receiver shall have otherwise received the Dividend Amount directly from the Issuer. The obligation to make Dividend Payments shall survive any termination of this Transaction.

Dividend Period:	Each period from, but excluding one Dividend Payment Date to, and including, the next Dividend Payment Date, except that (i) the initial Dividend Period will commence on, but exclude, the Trade Date and (ii) the final Dividend Period will end on, and include, the Settlement Date.

Dividend Amount:	Record Amount

Dividend Payment Date:	The date, if any, that the Issuer of the Shares pays the related dividend to holders of record of such Shares as determined by the Calculation Agent.

Re-investment of Dividends:	Not Applicable

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

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Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	As provided below

Share-for-Other:	As provided below

Share-for-Combined:	As provided below

Determining Party:	Party A and Party B

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	As provided below

Share-for-Other:	As provided below

Share-for-Combined:	As provided below

Determining Party:	Party A and Party B

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	As provided below

Determining Party:	Party B

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Determining Party:	Party A and Party B
Consequences of Extraordinary Events and Additional Disruption Events:
Upon the occurrence of an Extraordinary Event or an Additional Disruption Event, and notwithstanding anything in the Equity Definitions to the contrary, each of Party A and Party B shall have the right to deliver a notice to the other party of the occurrence of such Extraordinary Event or Additional Disruption Event, which notice shall also specify a date that is not more than 2 Scheduled Trading Days and not less than 5 Scheduled Trading Days after the date on which such notice is delivered, which date, notwithstanding anything to the contrary herein, will be the Termination Date for the Transaction (the “Event Termination Date”).

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Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Not Applicable

Additional Acknowledgments:	Applicable
3. Optional Early Termination.
(a)	Right to Terminate Early
Notwithstanding any other termination provision contained in this Confirmation or the ISDA Form, Party B may give irrevocable notice (an “Optional Early Termination Notice”) (which may be delivered in writing or orally by telephone) no later than the Scheduled Closing Time on any Notice Date (as defined below) of an early termination of the Transaction (an “Optional Early Termination”). If an Optional Early Termination Notice is given after the Scheduled Closing Time on any Scheduled Trading Day, then that Optional Early Termination Notice will be deemed delivered on the next following Scheduled Trading Day. Party B will execute and deliver a written confirmation confirming the substance of any telephonic notice in respect of an Optional Early Termination Notice within one Scheduled Trading Day of that notice. Failure to provide that written confirmation will not affect the validity of the telephonic notice.
Party B shall state in any Optional Early Termination Notice the date on which any such Optional Early Termination is to be effected (the “Optional Early Termination Date”) (I) which must be at least one (1) Scheduled Trading Day after the Notice Date (or such other time as the parties may agree from time to time in respect of a particular Optional Early Termination which may provide less notice), and (II) shall be no later than the Scheduled Trading Day preceding the Scheduled Termination Date.
(b)	Consequences of an Optional Early Termination
In consideration of the termination of the Transaction, Party A shall deliver to Party B a number of Shares equal to the Number of Shares on the Settlement Date; provided that such delivery shall be deemed satisfied upon delivery of the Number of Shares to Party B on the Effective Date in accordance with Section 6(a) below. Upon the Termination Date, the Transaction shall be terminated and neither party shall have any further obligation to the other party in respect thereof.
“Notice Date” means, a Scheduled Trading Day from, and including, the Effective Date to, and including, the second (2nd) Scheduled Trading Day preceding the Scheduled Termination Date (or such other time as the parties may agree from time to time in respect of an Optional Early Termination).
4. Calculation Agent.
Party A and Party B.

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5. Ownership of Shares.
Notwithstanding anything contained in Section 6 herein, Party A shall remain the beneficial owner of, and maintain control (subject to the Transaction Documents) over the Shares in an amount equal to the Number of Shares during the term of the Transaction and, except as otherwise provided herein, may not sell any of the Number of Shares or enter into any other transactions relating to any of the Number of Shares at any time during the term of the Transaction.
6. Security Interest.
(a)	Security Interest
Party A hereby pledges to Party B, as security for all present and future obligations of Party A under this Transaction, and grants to Party B a first priority continuing security interest in, lien on and right of set-off against a number of Shares equal to the Number of Shares. Party B will hold such Shares and shall act in a fiduciary capacity on behalf of Party A, who shall remain a beneficial owner of the Shares until the Termination Date.
(b)	Further Assurances
Promptly following a demand made by Party B, Party A will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by Party B to create, preserve, perfect or validate any security interest or lien granted under this Section 6, to enable Party B to exercise or enforce its rights under this Confirmation with respect to the Number of Shares.
7. [Reserved].
8. Additional Representations of Party A.
Party A represents and warrants to the Party B that:
(a)
as of the Effective Date, its jurisdiction of organization, mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business) are as set forth in Schedule 1 attached hereto;

(b)
the name in which it has executed this Confirmation is the exact name as it appeared in its organizational documents, as amended, as filed with its jurisdiction of organization on the date of such execution; and

(c)
it is the sole owner of or otherwise has the right to pledge the Shares to Party B hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien in favor of Party B granted hereunder.

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9. Account Details:

Account for payments to Party A:	[ ]

Account for delivery of Shares to Party B:	Account Information to be provided by Party B prior to the Effective Date.
10. Offices:
(a) The Office of Party A for the Transaction is [                    ]; and
(b) The Office of Party B for the Transaction is Indiana.
[Signatures follow on separate page]

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours Sincerely, EMMIS COMMUNICATIONS CORPORATION
By:
Name:
Title:
Confirmed as of the date first above written:
[Party A]

By:

Name:
Title:

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Schedule 1
JURISDICTION OF ORGANIZATION, MAILING ADDRESS AND LOCATION OF PLACE OF BUSINESS OF PARTY A

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